FILED PURSUANT TO RULE 424(b)3
                                                          FILE NUMBER: 333-77055

                                        SUPPLEMENT NO. 3 DATED DECEMBER 17, 1999
                          TO BE USED WITH SUPLEMENT NO. 2 DATED OCTOBER 5, 1999,
                                             AND PROSPECTUS DATED AUGUST 3, 1999

 SUPPLEMENT NO. 3 DATED DECEMBER 17, 1999

                       TO PROSPECTUS DATED AUGUST 3, 1999

                               APPLE SUITES, INC.

     The following information supplements the prospectus of Apple Suites, Inc. dated August 3, 1999 and is part of the prospectus. THIS SUPPLEMENT NO. 3 RELATES TO MATTERS THAT HAVE CHANGED OR OCCURRED SINCE OCTOBER 5, 1999. OTHER IMPORTANT MATTERS WERE DISCUSSED IN SUPPLEMENT NO. 2, WHICH INCORPORATED AND REPLACED SUPPLEMENT NO. 1.

     SUPPLEMENT NO. 3 DOES NOT INCORPORATE OR REPLACE SUPPLEMENT NO. 2. PROSPECTIVE INVESTORS SHOULD CAREFULLY REVIEW THE PROSPECTUS, SUPPLEMENT NO. 2 AND THIS SUPPLEMENT.


                    TABLE OF CONTENTS FOR SUPPLEMENT NO. 3
                                                                        PAGE
                                                                       -----
Status of the Offering .............................................    S-2
Our Properties .....................................................    S-2
Property Acquisitions ..............................................    S-4
   Payment Summary .................................................    S-4
   Overview of Hotels ..............................................    S-4
   Hotel Supplies and Franchise Fees ...............................    S-4
   Description of Financing ........................................    S-4
   Source of Payments ..............................................    S-5
   Licensing and Management ........................................    S-5
   Potential Economic Risk and Benefit to Glade M. Knight ..........    S-6
Summary of Material Contracts ......................................    S-7
Description of Properties ..........................................   S-13
Management's Discussion and Analysis ...............................   S-22
Experts ............................................................   S-25
Index to Financial Statements ......................................    F-1

     The prospectus and this supplement contain forward-looking statements within the meaning of the federal securities laws which are intended to be covered by the safe harbors created by those laws. These statements include our plans and objectives for future operations, including plans and objectives relating to future growth and availability of funds. These forward-looking statements are based on current expectations that involve numerous risks and uncertainties. Assumptions relating to these statements involve judgments with respect to, among other things, the continuation of our offering of common shares, future economic, competitive and market conditions and future business decisions. All of these matters are difficult or impossible to predict accurately and many of them are beyond our control. Although we believe the assumptions underlying the forward-looking statements, and the forward-looking statements themselves, are reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that these forward-looking statements will prove to be accurate. In light of the significant uncertainties inherent in these forward-looking statements, the inclusion of this information should not be regarded as a representation by us or any other person that our objectives and plans, which we consider to be reasonable, will be achieved.

                             STATUS OF THE OFFERING

     We completed the minimum offering of common shares at $9 per share on August 23, 1999. We are continuing the offering at $10 per share in accordance with the prospectus.

     As of November 19, 1999, we had closed on the following sales of our common shares:

                                                           PROCEEDS NET OF SELLING
   PRICE PER           NUMBER OF             GROSS        COMMISSIONS AND MARKETING
 COMMON SHARE     COMMON SHARES SOLD       PROCEEDS           EXPENSE ALLOWANCE
--------------   --------------------   --------------   --------------------------
    $   9             1,666,666.67       $15,000,000             $13,500,000
    $  10             1,485,245.00       $14,852,450             $13,367,205
                      ------------       -----------             -----------
     TOTAL            3,151,911.67       $29,852,450             $26,867,205
                      ============       ===========             ===========


     We have used the proceeds of our offering to acquire, either directly or through our subsidiaries, ten extended-stay hotels. Those hotels are identified below.

                                OUR PROPERTIES

     We own 10 extended-stay hotels. All of our hotels are licensed to operate as Homewood Suites(Reg. TM) properties. Homewood Suites(Reg. TM) is a registered service mark of Promus Hotels, Inc. A summary of our hotels appears below, and details about the five hotels we purchased as of November 29, 1999 are provided in the following sections:

(Map of United States shows general location of hotels, with scaling to improve image quality)






                               [GRAPHIC OMITTED]





DATE OF      NAME AND                        TOTAL  DATE OF      NAME AND                    TOTAL
PURCHASE   ADDRESS OF HOTEL                 SUITES  PURCHASE   ADDRESS OF HOTEL              SUITES
---------- ----------------                 ------  --------   ----------------              ------
9/20/99    Dallas - Addison                   120   11/29/99   Atlanta - Peachtree              92
           4451 Beltline Road                                  450 Technology Parkway
           Addison, Texas 75244                                Norcross, Georgia 30092
9/20/99    Dallas - Irving/Las Colinas        136   11/29/99   Baltimore - BWI Airport         147
           4300 Wingren Drive                                  1181 Winterson Road
           Irving, Texas 75039                                 Linthicum, Maryland 21090
9/20/99    North Dallas - Plano                99   11/29/99   Clearwater                      112
           4705 Old Sheppard Place                             2233 Ulmerton Road
           Plano, Texas 75093                                  Clearwater, Florida 33762
9/20/99    Richmond - West End                123   11/29/99   Detroit - Warren                 76
           4100 Innslake Drive                                 30180 N. Civic Center Drive
           Glen Allen, Virginia 23060                          Warren, Michigan 48093
10/5/99    Atlanta - Galleria/Cumberland      124   11/29/99   Salt Lake City - Midvale         98
           3200 Cobb Parkway                                   844 E. North Union Avenue
           Atlanta, Georgia 30339                              Midvale, Utah 84047

                              PROPERTY ACQUISITIONS


PAYMENT SUMMARY

     We  purchased  five  existing  Homewood  Suites(Reg. TM) hotels from Promus
Hotels, Inc., or its affiliates, as of November 29, 1999. The total purchase price for the five hotels was $40,280,000. We used proceeds from our offering of common shares to pay twenty-five percent of this total, or $10,070,000, at closing in cash. The balance of 75%, or $30,210,000, is being financed by Promus Hotels, Inc. as short-term or "bridge financing," as described below.

     We paid a real estate commission on these purchases to Apple Suites Realty Group, Inc., as our real estate broker. This corporation is owned by Glade M. Knight, who is our president and chief executive officer. The total amount of the real estate commission was $805,600, which equals two percent (2%) of the total purchase price for the hotels.


OVERVIEW OF HOTELS

     We purchased the following hotels as of November 29, 1999:

                                   NUMBER        PURCHASE       FINANCED
NAME OF HOTEL                    OF SUITES        PRICE         PORTION
-------------                    ---------    -----------     -----------
Atlanta - Peachtree                  92       $ 4,033,000     $ 3,024,750
Baltimore - BWI Airport             147       $16,348,000     $12,261,000
Clearwater                          112       $10,416,000     $ 7,812,000
Detroit - Warren                     76       $ 4,330,000     $ 3,247,500
Salt Lake City - Midvale             98       $ 5,153,000     $ 3,864,750

     All of these hotels have been leased to Apple Suites Management, Inc. The existing master hotel lease agreement, dated as of September 20, 1999, has been supplemented to include these hotels as leased properties. This agreement is among the material contracts described below.

HOTEL SUPPLIES AND FRANCHISE FEES

     We have provided Apple Suites Management, Inc. with funds for the purchase of certain hotel supplies, such as sheets, towels and so forth. Apple Suites Management, Inc. is obligated to repay us under a promissory note made in the principal amount of $52,500. This promissory note provides for an annual interest rate of nine percent (9%), which would increase to twelve percent (12%) if a default occurs, and repayment in sixty-one (61) monthly installments. The first installment consists of interest only. The due date for the first installment, subject to a five-day grace period, is January 1, 2000. The remaining installments consist of principal and interest on an amortized basis. The final maturity date is January 1, 2005.

     We have also provided Apple Suites Management, Inc. with funds for the payment of hotel franchise fees to Promus Hotels, Inc. Apple Suites Management, Inc. is obligated to repay us under a promissory note made in the principal amount of $251,550. This promissory note is substantially similar to the one described above, but provides for repayment in one hundred twenty-one (121) monthly installments and has a final maturity date of January 1, 2010.

DESCRIPTION OF FINANCING

     As indicated above, Promus Hotels, Inc. financed 75% of the purchase price of the five hotels we purchased as of November 29, 1999. This financing is substantially similar to the financing provided by Promus Hotels, Inc. when we purchased our other hotels. The amounts we owe to Promus Hotels, Inc. are evidenced by the following promissory notes:

                          ORIGINAL           REMAINING
       DATE OF            PRINCIPAL       PRINCIPAL AS OF     ANNUAL RATE         DATE OF
   PROMISSORY NOTE         AMOUNT        DECEMBER 1, 1999     OF INTEREST         MATURITY
--------------------   --------------   ------------------   -------------   -----------------
September 20, 1999      $26,625,000         $26,625,000            8.5%      October 1, 2000
October 5, 1999         $ 7,350,000         $ 7,350,000            8.5%      October 1, 2000
November 29, 1999       $30,210,000         $30,210,000            8.5%      December 1, 2000

     We   consider  the  financing  from  Promus  Hotels,  Inc.  to  be  "bridge financing" because of its short-term nature (that is, each promissory note reaches maturity within approximately one year of its date of execution). Despite the temporary use of bridge financing, over the long-term we will seek to hold our properties on an all-cash basis, as indicated in the prospectus.

     The promissory notes have several provisions in common, which include the following:

     o   monthly interest payments

     o monthly principal payments, to the extent of the net equity proceeds from our offering of common shares

     o   our delivery of monthly notices to specify such net equity proceeds

     o our right to prepay the notes, in whole or in part, without premium or penalty

     o a late payment premium of four percent (4%) for any payment not made within ten (10) days of its due date

     Principal payments under the promissory note dated as of November 29, 1999 are not scheduled to start until the other promissory notes have been paid in full. Assuming those other notes continue to be paid on schedule, principal payments under the note dated as of November 29, 1999 will be due in two installments on November 1, 2000 and December 1, 2000.

SOURCE OF PAYMENTS

     Revenue from the operation of the hotels will be used to pay interest under the promissory notes we have made to Promus Hotels, Inc. The "net equity proceeds" from our offering of common shares will be used to pay principal. The phrase "net equity proceeds" means the total proceeds from our offering of common shares, as reduced by selling commissions, a marketing expense allowance, closing costs, various fees and charges (legal, accounting, and so forth), a working capital reserve and a reserve for renovations, repairs and replacements of capital improvements. We were permitted, by an October 1999 letter agreement, to use our net equity proceeds to pay 25% of the purchase price of the hotels we acquired on November 29, 1999 (rather than use such amounts exclusively for payments under the earlier promissory notes.)

     There can be no assurance that the net equity proceeds from our offering of common shares will be sufficient to pay principal under the promissory notes on or before the required due dates. The following amounts would be due on the maturity dates of the promissory notes, assuming no payments of principal are made before those maturity dates:

       DATE OF             PRINCIPAL          MONTHLY            TOTAL DUE
       MATURITY               DUE          INTEREST DUE         AT MATURITY
---------------------   --------------   ----------------   -------------------
   October 1, 2000       $33,975,000       $ 240,656.25       $ 34,215,656.25
   December 1, 2000      $30,210,000       $ 213,987.50       $ 30,423,987.50


     In the event of a default under the promissory notes, various remedies are available to Promus Hotels, Inc. under certain deeds of trust, which are described below.

LICENSING AND MANAGEMENT

     We expect that the hotels we purchased as of November 29, 1999 will continue to operate as Homewood Suites(Reg. TM) properties. To help achieve that result, Promus Hotels, Inc. has executed separate license agreements dated as of December 8, 1999. Promus Hotels, Inc. is managing each of the five hotels under management agreements dated as of November 29, 1999. These license and management agreements are among the material contracts described below.

POTENTIAL ECONOMIC RISK AND BENEFIT TO GLADE M. KNIGHT

     Because we are prohibited under federal tax laws from directly operating our extended-stay hotels, the five hotels we purchased as of November 29, 1999 have been leased to Apple Suites Management, Inc. Our president and chief executive officer, Glade M. Knight, is the sole shareholder of Apple Suites Management, Inc.

     The master hotel lease agreement has been structured to minimize, to the extent possible, the economic benefit to Apple Suites Management, Inc. and to maximize the rental income we receive from the hotels. However, revenues from operating the hotels may exceed payment obligations under the master hotel lease agreement, the license agreements and the management agreements. To the extent that Apple Suites Management, Inc. has any remaining income after those payment obligations are met, it will realize an economic benefit. Because this potential economic benefit depends, in part, on future hotel revenues, the extent of this potential economic benefit cannot be determined at this time.

     Apple Suites Management, Inc. has agreed that it will retain its net income, if any, rather than distribute such income to Glade M. Knight. This agreement will remain in effect for the duration of the master hotel lease agreement, to help ensure that Apple Suites Management, Inc. will be able to make its rent payments.

     If the cash flow from the operations of the hotels and the retained earnings of Apple Suites Management, Inc. are insufficient to make the rental payments due under the master lease agreement, Apple Suites Management, Inc. can receive additional funding under two funding commitments. The funding commitments are dated as of September 17, 1999, and have been made by Glade M. Knight and Apple Suites Realty Group, Inc., which is wholly-owned by Mr. Knight. These funding commitments are payable on demand by Apple Suites Management, Inc. Under each funding commitment, Apple Suites Management, Inc. can make one or more demands for funding, subject to the following: (1) the aggregate payments under the funding commitments shall not exceed $2 million;
(2) the demands for payment shall be limited, in amount and frequency, to those demands that are reasonably necessary to satisfy any capitalization or net worth requirements of Apple Suites Management, Inc., or payment obligations under the master hotel lease agreements for our hotels. Apple Suites Management, Inc. is not required to repay the funds it receives under the funding commitments.

                          SUMMARY OF MATERIAL CONTRACTS

DEEDS OF TRUST AND RELATED DOCUMENTS

     Each hotel we own is encumbered by at least one mortgage on its real property, security interest in its personal property, and assignment of hotel rents and revenues, all in favor of Promus Hotels, Inc. (As described above, Promus Hotels, Inc. provided financing for our hotel purchases). At each closing on our purchase of a hotel or group of hotels, we encumbered the hotels we were purchasing and the hotels we already owned. These encumbrances are created by substantially similar documents. For simplicity, we will refer to each of these documents as a "deed of trust."

     Each deed of trust corresponds to one of the promissory notes we made to Promus Hotels, Inc., and secures the payment of principal and interest under that promissory note. The encumbrance created by a deed of trust will terminate when its corresponding promissory note is paid in full.

     We are subject to various requirements under the deeds of trust. For instance, we must maintain adequate insurance on the hotels and we must not grant any further assignments of rents or leases with respect to the hotels.

     Each deed of trust contains a substantially similar definition of events of default. In each case, the events of default include (without limitation) any default that occurs under any of the promissory notes or under another deed of trust, and any sale of the secured property without the prior consent of Promus Hotels, Inc. Upon any event of default, various remedies are available to Promus Hotels, Inc. Those remedies include, for example (1) declaring the entire principal balance under the promissory notes, and all accrued and unpaid interest, to be due and payable immediately; (2) taking possession of the secured property, including the hotels; and (3) collecting hotel rents and revenues, or foreclosing on the hotels, to satisfy unpaid amounts under the promissory notes. Each deed of trust requires us to pay any costs that may be incurred in exercising such remedies.

     Our hotel in Virginia, which was purchased on September 20, 1999, was not covered by additional deeds of trust at subsequent closings. Instead, the Virginia hotel was encumbered by separate negative pledges, which correspond to the promissory notes executed at those closings. The negative pledges prohibit any transfer or further encumbrance of the Virginia hotel, in whole or in part, without the prior written consent of Promus Hotels, Inc. The encumbrance created by a negative pledge will terminate when its corresponding promissory note is paid in full.

ENVIRONMENTAL INDEMNITIES

     A separate environmental indemnity applies to each of the hotels we purchased as of November 29, 1999. The indemnities are substantially similar and protect Promus Hotels, Inc. in the event that we undertake any corrective work to remove or eliminate hazardous materials from the hotel properties. Hazardous materials are defined in the indemnities to include, for example, asbestos and other toxic materials. We are not aware of any hazardous materials at the hotel properties, but there can be no assurance that such materials are not present.

     Under the indemnities, we have agreed to indemnify and protect Promus Hotels, Inc. from any losses that it may incur because of (1) the nonperformance, or delayed performance and completion, of corrective work; or
(2) the enforcement of the indemnities. Our indemnities with respect to the hotels generally will terminate upon payment in full under the promissory note dated as of November 29, 1999. However, in each case, our indemnities will continue with respect to those litigation or administrative claims, if any, that involve indemnified losses and that are pending at the date of full payment. In addition, for a period of four years after the date of such full payment, we will be obligated to pay any enforcement costs for subsequent litigation or administrative claims.

MASTER HOTEL LEASE AGREEMENTS

     We have leased the hotels we purchased as of November 29, 1999 to Apple Suites Management, Inc. Our existing master hotel lease agreement, dated as of September 20, 1999, has been supplemented to include these hotels as leased properties.

     The master hotel lease agreement has an initial term of ten years and an optional five-year extension, provided that Apple Suites Management, Inc. is not in default either at the time of the exercise of the option or at the end of the original term of the lease. The first five-year extension would be upon the same terms, conditions and rentals as in the initial term. Apple Suites Management, Inc. has the option to extend the lease for an additional five years following the end of the first five-year extension, provided it is not in default either at the time of the exercise of the option or at the end of the original term of the first five-year extension. If this second option is exercised, we and Apple Suites Management, Inc. must negotiate in good faith to adjust the rental payments for the additional five-year term to a market rate for similar hotel properties at that time. If no agreement can be reached on rental terms for this second five-year extension, a panel of three persons who have generally recognized expertise in evaluating hotel REIT leases and who are not affiliates of us or Apple Suites Management, Inc. will determine such rental terms.

     We may terminate the master hotel lease agreement if (1) we sell the hotels to a third party; (2) there is a change of control of Apple Suites Management, Inc.; or (3) the Internal Revenue Code is amended to permit us to operate the hotels directly or otherwise render the use of a lease by a hotel REIT obsolete. If we terminate the master hotel lease agreement we must compensate Apple Suites Management, Inc. by either paying the fair market value of the lease as of such termination, or offering to lease one or more substitute hotel facilities.

     The master hotel lease agreement provides that Apple Suites Management, Inc. will pay us a base rent, percentage rent and certain additional charges. Base rent is payable in advance in equal monthly installments. In addition, for each calendar quarter during the term of the leases, Apple Suites Management, Inc. will pay percentage rent based on a percentage of gross revenues (less sales and room taxes), referred to as "suite revenue," derived in connection with the rental of suites at the hotels. The percentage rent is equal to (a) 17% of all year-to-date suite revenue, up to the applicable quarterly suite revenue breakpoint (as shown below); plus (b) 55% of the year-to-date suite revenue in excess of the applicable quarterly suite revenue breakpoint, less both base rents and the percentage rent paid year to date. The base rent and the quarterly suite revenue breakpoints will be adjusted each year beginning on January 1, 2001, based on the most recently published Consumer Price Index. The base rents for 1999 and 2000 are shown below:

                                                       BASE RENT
              NAME OF HOTEL                         (1999 AND 2000)
              -------------                        ----------------
              Atlanta-Peachtree ..............          $414,150
              Baltimore-BWI Airport ..........          $895,750
              Clearwater .....................          $664,150
              Detroit-Warren .................          $408,450
              Salt Lake City-Midvale .........          $438,150

     The quarterly suite revenue breakpoints from 1999 through 2008, before any adjustment based on the Consumer Price Index, are described in the table below and in the subsequent paragraph:


                 SUITE REVENUE BREAKPOINTS FOR THE FIRST QUARTER
                       OF EACH YEAR FROM 1999 THROUGH 2008

              ATLANTA-      BALTIMORE-                    DETROIT-     SALT LAKE CITY-
   YEAR      PEACHTREE     BWI AIRPORT     CLEARWATER      WARREN          MIDVALE
---------   -----------   -------------   ------------   ----------   ----------------
   1999      $149,094        $322,470       $239,094      $147,042        $157,734
   2000      $134,599        $291,119       $215,849      $132,746        $142,399
   2001      $138,740        $300,076       $222,490      $136,831        $146,780
   2002      $144,953        $313,513       $232,453      $142,958        $153,353
   2003      $149,094        $322,470       $239,094      $147,042        $157,734
   2004      $153,236        $331,428       $245,736      $151,127        $162,116
   2005      $157,377        $340,385       $252,377      $155,211        $166,497
   2006      $161,519        $349,343       $259,019      $159,296        $170,879
   2007      $165,660        $358,300       $265,660      $163,380        $175,260
   2008      $169,802        $367,258       $272,302      $167,465        $179,642

                                      S-8

     In all cases, the suite revenue breakpoints for the second, third and fourth quarters of the same years are determined by multiplying the breakpoint for the first quarter (as shown above) by two, three or four, respectively.

     Under the master hotel lease agreement, Apple Suites Management, Inc. is responsible for paying all taxes, other than real estate and personal property taxes, imposed with respect to the hotels or any business conducted by it at the hotels. In addition, Apple Suites Management, Inc. is responsible for obtaining and maintaining utility services to the hotels and paying all charges for electricity, gas, oil, water, sewer and other utilities used in the hotels during the term of the master hotel lease. Apple Suites Management, Inc. is also responsible for paying all premiums for personal property insurance, comprehensive general liability insurance, worker's compensation insurance, vehicle liability insurance, hazard insurance and any other insurance that we may reasonably request for the hotels and their operations. We are required to maintain building insurance (including earthquake and flood insurance), insurance for loss or damage to the steam boilers and similar apparatus and loss of income insurance.

     The master hotel lease agreement requires Apple Suites Management, Inc. to maintain the hotels in good order and repair, except for ordinary wear and tear. However, we are required to maintain any underground utilities and the structural elements of the hotels, including the exterior walls and roof. In addition, pursuant to the license agreements and management agreements (as described below), we are required to maintain, and to upgrade, the hotels under the standards specified under those agreements in order to operate the hotels as Homewood Suites(Reg. TM) hotels. We are also obligated to pay for a reserve for periodic repair, replacement or refurbishing of furniture, fixtures and equipment. Our payments must equal up to 5% of our gross revenues (less sales and room taxes) from the rental of suites at the hotels.

HOTEL LICENSE AGREEMENTS

     Each of the hotels we purchased as of November 29, 1999 is licensed to operate as a Homewood Suites(Reg. TM) property. These licenses were granted by Promus Hotels, Inc. to Apple Suites Management, Inc. under substantially similar license agreements dated as of November 29, 1999.

     The license agreement for each hotel provides that Apple Suites Management, Inc. has the right to operate the hotel using the Homewood
Suites(Reg. TM) "System." The "System" includes the service mark "Homewood Suites(Reg. TM)" and other associated service marks and similar property rights, access to a reservation system, distribution of advertising, access to a "Standards Manual," and access to other training, information, programs and policies comprising the Homewood Suites(Reg. TM) hotel business.

     In exchange for the license to use the Homewood Suites(Reg. TM) System, Apple Suites Management, Inc. has agreed to numerous requirements and restrictions applicable to its operation of the hotel. Apple Suites Management, Inc. is also required to pay royalties and other fees, as described below.

     Apple Suites Management, Inc. will be subject to various operational requirements pursuant to the license agreements and a "Standards Manual." The Standards Manual may be changed at any time by Promus Hotels, Inc. As described below, Promus Hotels, Inc. will act as the manager of the hotels under separate management agreements. As a practical matter, many of the requirements in the license agreements and Standards Manual will be the responsibility of Promus Hotels, Inc. However, certain requirements will remain the practical responsibility of Apple Suites Management, Inc. Furthermore, the failure of Promus Hotels, Inc. to comply with the management agreements will not, of itself, relieve Apple Suites Management, Inc. from the obligations imposed upon it under the license agreements. In such event, the remedies available to Apple Suites Management, Inc. may be limited to monetary damages for breach of the hotel management agreements.

     The hotels must be operated in accordance with the requirements established by Promus Hotels, Inc. These requirements cover matters such as the types of services and products that may be offered at the hotel, the style and type of signage, the appearance and condition of the hotel, the use of the reservations system for guests, adherence to a 100% Satisfaction Guarantee rule of operation, required insurance coverage and other requirements. The requirements are designed to insure that each hotel meets uniform guidelines for all Homewood Suites(Reg. TM) Hotels, wherever located.

     Under the license agreements, Apple Suites Management, Inc. is granted the right to use the Homewood Suites(Reg. TM) System only during the term of the license agreements, and has no other ownership interest in, or rights to, such System. The term of each license agreement is 20 years, but the agreement is subject to early termination for various reasons, including default by Apple Suites Management, Inc. or its efforts to obtain bankruptcy protection. If a license agreement is terminated for any reason, the hotel must immediately cease to identify itself as a Homewood Suites(Reg. TM) Hotel.

     Apple Suites Management, Inc. is required to pay to Promus Hotels, Inc. the following monthly amounts: (1) A royalty fee equal to 4% of the gross suites revenues (less sales and room taxes) received from rental of suites at the hotel; (2) a marketing contribution equal to 4% of gross suites revenues;
(3) any amounts due Promus Hotels, Inc. for goods or services provided by Promus Hotels, Inc. to Apple Suites Management, Inc.; and (4) the amount of sales, gross receipts or similar taxes imposed on Promus Hotels, Inc. as a result of the payments described in clauses (1), (2), and (3) of this sentence.

     Apple Suites Management, Inc. is required to prepare and deliver to Promus Hotels, Inc. daily, monthly and other reports which, among other things, certify gross revenues from operation of the hotel. The 4% marketing contribution is subject to change by Promus Hotels, Inc. from time to time. Furthermore, there is no assurance that the marketing contribution from a hotel will be used to fund advertising or marketing with respect to the hotel actually making the contribution.

     Under the license agreements, Promus Hotels, Inc. may from time to time require Apple Suites Management, Inc. to upgrade hotel facilities to meet the standards then specified in the Standards Manual. We expect to pay the costs of any such required upgrades from the proceeds of our ongoing offering of common shares, although there can be no assurance that such proceeds will be sufficient for this purpose.

HOTEL MANAGEMENT AGREEMENTS

     Each of the hotels we purchased as of November 29, 1999 is being managed by Promus Hotels, Inc. or an affiliate. To simplify the following discussion, the manager will be referred to as "Promus Hotels." The management of our hotels is governed by separate management agreements with Apple Suites
Management,  Inc.  (which  is  leasing  the hotels from us, as discussed above).
These management agreements are substantially similar and are dated as of November 29, 1999.

     The management agreements require Promus Hotels to operate the hotels in conformity with the hotel license agreements described above. Promus Hotels will be responsible for directing the day-to-day activities of the hotels and establishing policies and procedures relating to the management and operation of the hotels.

     As part of its responsibilities for directing the day-to-day activities of the hotels, Promus Hotels will hire, supervise and determine the compensation and terms of employment of all hotel personnel. Promus Hotels also will determine the terms for admittance, room rates and all use of hotel rooms. Promus Hotels will select and purchase all operating equipment and supplies for the hotels. Promus Hotels will be responsible for (1) advertising and promoting the hotels in coordination with the requirements of the license agreements described above; and (2) obtaining and maintaining any permits and licenses required to operate the hotels.

     Each year, Promus Hotels will submit a proposed operating budget for each hotel to Apple Suites Management, Inc. for its approval. Each budget will include a business plan describing the business objectives and strategies for each hotel for the period covered by the budget. In addition, Promus Hotels will submit a recommended capital budget to Apple Suites Management, Inc. for its approval. The capital budget will apply to furnishings, equipment and ordinary hotel capital replacements needed to operate the hotels in accordance with the hotel license agreements. At a minimum, each year's budget for capital improvements will provide for capital expenditures that are required to meet the minimum standards of the hotel license agreement, subject to the following limits: (1) three percent (3%) of adjusted gross revenues for the first full year after the commencement of the management agreement; (2) four percent (4%) of adjusted gross revenues for the second full year after the commencement of the management agreement; and (3) five percent (5%) of adjusted gross revenues for each year thereafter.

     In exchange for performing the services described above, Promus Hotels will receive a management fee, payable monthly. The management fee will equal 4% of adjusted gross revenues. Adjusted gross revenues are defined generally as all revenues derived from the hotels, as reduced by (1) refunds; (2) sales and other similar taxes; (3) proceeds from the sale or other disposition of the hotels, furnishings and other capital assets; (4) fire and extended coverage insurance proceeds; (5) credits or refunds made to customers; (6) condemnation awards; (7) proceeds of financing or refinancing of the hotels; (8) interest on bank accounts; and (9) gratuities or service charges added to a customer's bill.

     Prior to the second anniversary of the management agreement, a portion of the management fee equal to 1% of adjusted gross revenues will be subordinated to payment of a basic return to Apple Suites Management, Inc.. The basic return is generally equal to 11% of the purchase price for each hotel (and related acquisition costs).

     Each management agreement has a 15-year term. However, Apple Suites Management, Inc. may terminate any management agreement after its tenth anniversary. If it does so, Promus Hotels will be entitled to a termination fee. The termination fee generally is equal to (1) the aggregate management fees earned during the preceding 24 months, if the termination occurs after the tenth anniversary but on or before the 14th anniversary of the effective date of the management agreement; or (2) the average monthly management fee earned during the preceding 24 months times the number of full calendar months remaining in the term, if the termination occurs after the 14th anniversary of the effective date of the management agreement.

     In addition, if the hotel license agreement with respect to a particular hotel is terminated, Promus Hotels may terminate the corresponding management agreement. If Promus Hotels terminates the management agreement it will be entitled to a termination fee equal to (a) an amount that ranges from $426,690 to $882,433 (depending on the hotel involved) if the termination occurs within two years of the effective date of the management agreement; (b) 150% of the aggregate monthly management fees earned during the preceding 24 months, if the termination occurs after the second anniversary but on or before the tenth anniversary of the effective date of the management agreement; (c) 75% of the aggregate monthly management fees earned during the preceding 24 months, if the termination occurs after the tenth anniversary but on or before the 14th anniversary of the effective date of the management agreement; or (d) the average monthly management fee earned during the preceding 24 months times the number of full calendar months remaining in the term, if the termination occurs after the 14th anniversary of the effective date of the management agreement.

     Beginning in the first full calendar year of operations, Apple Suites Management, Inc. may terminate a management agreement if Promus Hotels fails to achieve, in any two consecutive calendar years, a gross operating profit which is at least equal to 85% of the annual budgeted gross operating profit. Promus Hotels can avoid termination by making a cash payment to Apple Suites Management, Inc. equal to the difference between the gross operating profits achieved and 85% of the budgeted gross operating profits for the second such year. Generally, gross operating profit is defined as the amount by which adjusted gross revenues exceed operating costs.

COMFORT LETTERS

     Our decision to lease the hotels we purchased as of November 29, 1999 to Apple Suites Management, Inc., is based upon certain technical tax considerations that apply to us as a real estate investment trust (or REIT) for federal income tax purposes. To address operational complexities and other potential problems that may arise from using Apple Suites Management, Inc. as the lessee of our hotels and the party to the license agreements and management agreements, we have entered into a "Comfort Letter" with Promus Hotels, Inc. with respect to each hotel. Each comfort letter is dated as of November 29, 1999. The comfort letters grant us certain rights if problems arise under such agreements, or if the lease structure is no longer necessary for tax purposes. The chief provisions of the comfort letters are described below.

     First, as long as we are the owner of the hotel and a particular license agreement is in effect, Promus Hotels, Inc. has agreed to notify us of any breach of any license agreement or management agreement by the lessee. We will have 10 days to cure any monetary default and 30 days to cure any non-monetary default. There is no opportunity to cure defaults not capable of being cured (such as bankruptcy of the lessee or a transfer in violation of the license agreement), but in such situation, a default would occur under the lease and we would be able to terminate the lease.

     Second, if there is a default under the lease and we elect to terminate the lease, we have the right, which may be exercised within 90 days after giving notice of termination to Promus Hotels, Inc., to enter into a new lease agreement with a successor lessee. In general, any such successor lessee must be majority owned and controlled by us or our affiliates (which includes our directors and executive officers) and must be a person or entity that has adequate financial resources to perform under the lease, is not the franchisor or operator of a competing chain of hotels, and enjoys a favorable reputation for integrity. If we enter into a new lease, the successor lessee will have a right to enter into a new license agreement and new management agreement with Promus Hotels, Inc. for the balance of the original terms of those agreements. However, if we are unable to provide a qualified successor lessee within such 90-day period, the license agreement may be terminated at the option of Promus Hotels, Inc. and we will be obligated to pay liquidated damages to Promus
Hotels, Inc. In general, liquidated damages are an amount equal to the total fees payable under the license agreement for the three years prior to termination. If the hotel has been open for less than three years, the amount is equal to the greater of: (a) 36 times the monthly average of fees payable for the period during which the hotel has been open; or (b) 36 times the amount payable for the last full month of operation prior to termination. If the hotel is open but has not been in operation for a full month, liquidated damages equal $3,000 per suite in the hotel. Other liquidated damage provisions apply in the case of termination of the license agreement before commencement of construction of the hotel or if construction is complete but the hotel is not yet opened.

     Third, the comfort letters provide that if the income tax rules applicable to real estate investment trusts are amended to permit us to operate the hotel directly, we may give notice of such tax change to Promus Hotels, Inc. and of our election to terminate the lease. We then have the right to enter into a new license agreement and a new management agreement for a term equal to the balance of the original terms of such agreements.

                            DESCRIPTION OF PROPERTIES

     All of the hotels we purchased as of November 29, 1999 are extended-stay hotels, and are licensed to operate as Homewood Suites(Reg. TM) properties. We believe that the majority of the guests at the hotels during the past 12 months have been business travelers. We expect that this pattern will continue.

     Each suite at a Homewood Suites(Reg. TM) property consists of a bedroom and a living room, with an adjacent kitchen area. The basic suite is known as a "Homewood Suite," which generally has one double or king-size bed. Larger suites, known as "Master Suites" or "Extended Double Suites" are also available. These suites have larger rooms, with either one king-size bed or two
smaller   beds.   The   largest   suites   contain   two   separate   bedrooms.
Wheelchair-accessible suites are available at each hotel.

     The suites have many features and amenities in common. Most suites have ceiling fans and two color televisions (one in the bedroom and one in the living room). Some suites have fireplaces. Typical living room furniture includes a sofa (often a fold-out sleeper sofa), coffee table and work/dining table with chairs. Some livings rooms contain a recliner and a videocassette player. The kitchens vary, but generally have a microwave, refrigerator, dishwasher, coffee maker and stove, together with basic cookware and utensils.

     The hotels are marketed, in part, through the Homewood Suites(Reg. TM) web site (http://www.homewood-suites.com), which is generally available 24 hours a day, seven days a week, around the world. Reservations may be made directly through the web site. The reservation system and the web site are linked to, and cross-marketed with, the reservation systems and web sites for other hotel franchises that are owned and operated by Promus Hotels, Inc. Those other franchises include Hampton Inns(Reg. TM), Doubletree Hotels(Reg. TM) and Embassy Suites(Reg. TM). Such cross-marketing may affect occupancy at the Homewood Suites(Reg. TM) properties by directing travelers toward, or away from, Homewood Suites(Reg. TM).

     All five of the hotels were actively conducting business at the time of their acquisition. We believe that the acquisitions were conducted without materially disrupting any of the daily activities at the hotels. During the past 12 months, each hotel has been covered with property and liability insurance, and we have arranged to continue such coverage. We believe the hotels are adequately covered by insurance. More specific property descriptions for each hotel appear below.

                               ATLANTA - PEACHTREE

     The Homewood Suites(Reg. TM) Atlanta - Peachtree is located on a 3.45 acre site at 450 Technology Parkway, Norcross, Georgia 30092. The hotel is approximately 25 miles from downtown Atlanta and 35 miles from the Hartsfield Atlanta International Airport.

     The hotel opened in February 1990. It has wood frame construction, with an exterior of brick veneer and wood siding. The hotel consists of four buildings, each with one, two or three stories. The hotel contains 92 suites, which have a combined area of 53,920 square feet. The following types of suites are available:

           TYPE OF SUITE              NUMBER AVAILABLE     SQUARE FEET PER SUITE
-----------------------------------  ------------------   ----------------------
       Master Suite ...............          12                      650
       Homewood Suite .............          76                      550
       Two-Bedroom Suite ..........           4                    1,080

     The hotel offers a 40-seat breakfast/lounge area, a meeting room that accommodates 25 to 30 people, and a business center that offers guests the use of a personal computer, a photocopier and an electric typewriter. Recreational facilities include an outdoor pool, a whirlpool and an exercise room. The hotel also contains a guest convenience store and laundry. The hotel has its own parking lot with 117 spaces. The hotel provides complimentary shuttle service within a five mile radius.

     We believe that the hotel has been generally well maintained and is generally in very good condition. Over the next 12 months, we plan to spend approximately $500,000 on renovations or improvements. We expect that the principal renovations and improvements will include carpet replacement, furniture replacement, bathroom upgrades and parking lot resurfacing and restriping. We expect to pay for the costs of these renovations and improvements with proceeds obtained from our ongoing offering of common shares.

     During 1999, the average stay at the hotel has been approximately 6.4 nights, and approximately 52% of the guests have stayed for five nights or more. Occupancy at the hotel is not seasonal. The following table shows average daily occupancy rates, expressed as a percentage, for each of the last five years:

                 AVERAGE DAILY OCCUPANCY RATE (CALENDAR YEAR)

       1995        1996         1997         1998       1999 (THROUGH OCTOBER)
    ---------   ----------   ----------   ----------   -----------------------
      79.5%         77.4%        74.8%        72.9%               70.9%


     For January 1, 1999 through October 31, 1999, the average daily rate per suite was $82.06, and the average daily net revenue per suite was $58.15. As explained above, revenue from the hotel's operations will be used to pay interest due under the promissory note dated November 29, 1999. There can be no assurance, however, the proceeds of the offering will be sufficient to permit such payments of principal. Assuming that no principal payments are made until the maturity of the promissory note, and that the hotel continues to have the level of net revenue specified above, approximately 13.17% of the hotel's revenue would be needed to cover its portion of the interest payments.

     The hotel's current rate structure is based on length of stay and type of suite, as summarized below:

             LENGTH OF STAY
           (NUMBER OF NIGHTS)     HOMEWOOD     MASTER     TWO BEDROOM
          --------------------   ----------   --------   ------------
            1 to 4                   $99        $105         $139
            5 to 11                   85          95          119
            12 to 29                  75          85          109
            30 or more                59          69           99

     The hotel offers a weekend discount. This discount varies by type of suite and generally reduces the basic rate by 20 to 33%. The weekend discount is not available to guests who stay for five nights or more. The hotel also offers discounts to guests who stay under certain corporate accounts. These discounts are often negotiated with the corporate customer and vary from account to account. During the past 12 months, we estimate that approximately 86% of the hotel's guests received a corporate discount.

     The chief corporate accounts (as designated in the hotel's records) include Perkin Elmer, Hitachi, GTE Data Services, Valmet, Glenayre, Ultimate Software, Uptons, Mizuno and Alltel Supply. From January 1, 1999 through August 9, 1999, the 10 biggest corporate accounts were responsible for approximately 50% of the hotel's occupancy. There can be no assurance, however, that the hotel will continue to receive significant occupancy, or any occupancy, from the corporate accounts identified above. In particular, the occupancy from GTE Data Services was due to a one-time occurrence, and Upton's is closing its business in the area.

     The table below shows the average effective annual rental per square foot for each of the last five years:
                                                                   1999
         1995           1996          1997          1998       (ANNUALIZED)
    -------------   -----------   -----------   -----------   -------------
    $  42.53          $ 47.16       $ 45.42       $ 41.95        $ 36.19

     The depreciable real property component of the hotel has a currently estimated Federal tax basis of $2,911,697 and will be depreciated over a life of 39 years (or less, as permitted by the Internal Revenue Code) using the straight-line method. The basis of the personal property component of the hotel will be depreciated in accordance with the modified accelerated cost recovery system of the Internal Revenue Code.

     The following table sets forth the 1999 real estate tax information for the hotel:

        TAX              ASSESSED         TAXABLE            TAX            AMOUNT
    JURISDICTION          VALUE        PORTION (40%)        RATE            OF TAX
-------------------   -------------   ---------------   ------------   ---------------
  Gwinnett County      $5,688,440        $2,275,380         0.03225      $ 73,381.01


     We estimate that the annual property tax on the expected improvements will be approximately $6,500 or less.

     At least six competing hotels are located within three miles of the hotel. (The names of the competing franchises, as listed below, may be registered as service marks or trade names.) Three of the competing hotels are newer than the hotel. The newer competing hotels have franchises with AmeriSuites, Hilton
Garden Inn and Residence Inn. The other competing hotels have franchises with Courtyard by Marriott, Marriott and Holiday Inn. We believe that the rates charged by the hotel are generally competitive with the rates charged by these other hotels. To our knowledge, no extended-stay hotels are being constructed within five miles of the hotel.

                            BALTIMORE - BWI AIRPORT

     The Homewood Suites(Reg. TM) Baltimore - BWI Airport is located on a 4.69 acre site at 1181 Winterson Road, Linthicum, Maryland 21090. The hotel is approximately 8 miles from downtown Baltimore and 2 miles from the Baltimore-Washington International Airport.

     The hotel opened in March 1998. It has concrete masonry construction, with a stucco exterior. The hotel consists of one building with four stories. The hotel contains 147 suites, which have a combined area of 75,600 square feet. The following types of suites are available:

                                                                 SQUARE FEET
                 TYPE OF SUITE              NUMBER AVAILABLE      PER SUITE
      ----------------------------------   ------------------   ------------
             Master Suite ..............            20              500
             Homewood Suite ............           120              500
             Two-Bedroom Suite .........             7              800

     The hotel offers a 40-seat breakfast/lounge area, and three meeting rooms that accommodate up to 125 people, and a business center that offers guests the use of a personal computer, a photocopier and an electric typewriter. Recreational facilities include an outdoor pool, a whirlpool and an exercise room. The hotel also contains a guest convenience store and laundry. The hotel has its own parking lot with 157 spaces. The hotel provides complimentary shuttle service within a five mile radius.

     We believe that the hotel has been generally well maintained and is generally in very good condition. Over the next 12 months, we plan to spend approximately $588,000 on renovations or improvements. We expect that the principal renovations and improvements will include carpet replacement, furniture replacement, bathroom upgrades and parking lot resurfacing and restriping. We expect to pay for the costs of these renovations and improvements with proceeds obtained from our ongoing offering of common shares.

     During 1999, the average stay at the hotel has been approximately 8 nights, and approximately 68% of the guests have stayed for five nights or more. Occupancy at the hotel is not seasonal. The following table shows average daily occupancy rates, expressed as a percentage, since the opening of the hotel:

                  AVERAGE DAILY OCCUPANCY RATE (CALENDAR YEAR)

                          1998      1999 (THROUGH OCTOBER)
                       ---------   -----------------------
                         67.0%                85.8%

     For January 1, 1999 through October 31, 1999, the average daily rate per suite was $94.15, and the average daily net revenue per suite was $80.75. As explained above, revenue from the hotel's operations will be used to pay interest due under the promissory note dated November 29, 1999. There can be no assurance, however, the proceeds of the offering will be sufficient to permit such payments of principal. Assuming that no principal payments are made until the maturity of the promissory note, and that the hotel continues to have the level of net revenue specified above, approximately 24.05% of the hotel's revenue would be needed to cover its portion of the interest payments.

     The hotel's current rate structure is based on length of stay and type of suite, as summarized below:

             LENGTH OF STAY
           (NUMBER OF NIGHTS)     HOMEWOOD     MASTER     TWO BEDROOM
          --------------------   ----------   --------   ------------
            1 to 4                  $129        $129         $179
            5 to 11                  119         119          179
            12 to 29                  99          99          179
            30 or more                89          89          179

     The hotel offers a weekend discount. This discount varies by type of suite and generally reduces the basic rate by 20 to 33%. The weekend discount is not available to guests who stay for five nights or more. The hotel also offers discounts to guests who stay under certain corporate accounts. These discounts are often negotiated with the corporate customer and vary from account to account. During the past 12 months, we estimate that approximately 86% of the hotel's guests received a corporate discount.

     The chief corporate accounts (as designated in the hotel's records) include the National Security Agency, Ft. Meade (training and field visitors), Defense Security Services, Northrop Grumman, the Internal Revenue Service and DCITP (division of Computer Sciences Corp.). From January 1, 1999 through August 3, 1999, these corporate accounts were responsible for over 45% of the hotel's occupancy. There can be no assurance, however, that the hotel will continue to receive significant occupancy, or any occupancy, from the corporate accounts identified above.

     The table below shows the average effective annual rental per square foot since the opening of the hotel:

                                              1999
                              1998        (ANNUALIZED)
                         -------------   -------------
                         $  33.46           $ 57.28

     The depreciable real property component of the hotel has a currently estimated Federal tax basis of $14,719,686 and will be depreciated over a life of 39 years (or less, as permitted by the Internal Revenue Code) using the straight-line method. The basis of the personal property component of the hotel will be depreciated in accordance with the modified accelerated cost recovery system of the Internal Revenue Code.

     The 1999 real estate tax information for the hotel is summarized below (and is based on a formula that uses the assessed value for 1999 and 1998 to determine a separate taxable amount):

         TAX               ASSESSED         ASSESSED         TAXABLE        TAX RATE          AMOUNT
     JURISDICTION        VALUE (1999)     VALUE (1998)        AMOUNT       (PER $100)         OF TAX
---------------------   --------------   --------------   -------------   ------------   ----------------
State of Maryland/
Anne Arundel County      $11,085,900      $10,316,100      $4,229,080          2.57        $ 108,687.36

     We estimate that the annual property tax on the expected improvements will be approximately $6,100 or less.

     At least five competing hotels are located within two miles of the hotel. (The names of the competing franchises, as listed below, may be registered as service marks or trade names.) One of the competing hotels is newer than the hotel. The newer competing hotel has a franchise with Candlewood Suites. The other competing hotels have franchises with AmeriSuites, Comfort Suites, DoubleTree Suites and Residence Inn. We believe that the rates charged by the hotel are generally competitive with the rates charged by these other hotels. We are aware of proposed construction to build two extended-stay hotels within approximately seven miles of the hotel. We expect these hotels to be franchised with Hilton Garden Inn and Town Place Suites.

                                  CLEARWATER

     The Homewood Suites(Reg. TM) Clearwater is located on a 5.91 acre site at 2233 Ulmerton Road, Clearwater, Florida 33762. The hotel is approximately 12 miles from downtown Tampa/St. Petersburg and 15 miles from the Tampa International Airport.

     The hotel opened in February 1998. It has concrete masonry construction, with a stucco exterior. The hotel consists of one buildings with two stories. The hotel contains 112 suites, which have a combined area of 58,400 square feet. The following types of suites are available:

             TYPE OF SUITE                 NUMBER AVAILABLE     SQUARE FEET PER SUITE
---------------------------------------   ------------------   ----------------------
       Homewood King Suite ............           88                    500
       Homewood Double Suite ..........           16                    500
       Two-Bedroom Suite ..............            8                    800


     The hotel offers a 40-seat breakfast/lounge area, a meeting room that accommodates up to 75 people, and a business center that offers guests the use of a personal computer, a photocopier and an electric typewriter. Recreational facilities include an outdoor pool, a whirlpool and an exercise room. The hotel also contains a guest convenience store and laundry. The hotel has its own parking lot with 118 spaces. The hotel provides complimentary shuttle service within a five mile radius.

     We believe that the hotel has been generally well maintained and is generally in very good condition. Over the next 12 months, we plan to spend approximately $432,000 on renovations or improvements. We expect that the principal renovations and improvements will include carpet replacement, common area upgrades and bathroom upgrades. We expect to pay for the costs of these renovations and improvements with proceeds obtained from our ongoing offering of common shares.

     During 1999, the average stay at the hotel has been approximately 2.9 nights, and approximately 43% of the guests have stayed for five nights or more. Occupancy at the hotel is not seasonal. The following table shows average daily occupancy rates, expressed as a percentage, since the opening of the hotel:

                  AVERAGE DAILY OCCUPANCY RATE (CALENDAR YEAR)

                         1998      1999 (THROUGH OCTOBER)
                      ---------   -----------------------
                        63.4%                77.3%

     For January 1, 1999 through October 31, 1999, the average daily rate per suite was $90.65, and the average daily net revenue per suite was $70.03. As explained above, revenue from the hotel's operations will be used to pay interest due under the promissory note dated November 29, 1999. There can be no assurance, however, the proceeds of the offering will be sufficient to permit such payments of principal. Assuming that no principal payments are made until the maturity of the promissory note, and that the hotel continues to have the level of net revenue specified above, approximately 23.19% of the hotel's revenue would be needed to cover its portion of the interest payments.

     The hotel's current rate structure is based on length of stay and type of suite, as summarized below:

             LENGTH OF STAY       HOMEWOOD     HOMEWOOD
           (NUMBER OF NIGHTS)       KING        DOUBLE     TWO BEDROOM
          --------------------   ----------   ---------   ------------
            1 to 4                  $139         $149         $159
            5 to 29                  115          125          139
            30 or more                79           89          125

     The hotel offers a weekend discount. This discount varies by type of suite and generally reduces the basic rate by 20 to 33%. The weekend discount is not available to guests who stay for five nights or more. The hotel also offers discounts to guests who stay under certain corporate accounts. These discounts are often negotiated with the corporate customer and vary from account to account. During the past 12 months, we estimate that approximately 85% of the hotel's guests received a corporate discount.

     The chief corporate accounts (as designated in the hotel's records) include Home Shopping Network, Raymond James & Assoc., Lucent Technologies, Tech Data, Honeywell, Franklin Templeton, Unisys, Graham Technology, Transitions Optical and Omnicare. From January 1, 1999 through August 2, 1999, the 10 biggest corporate accounts were responsible for approximately 30% of the hotel's occupancy. There can be no assurance, however, that the hotel will continue to receive significant occupancy, or any occupancy, from the corporate accounts identified above.

     The table below shows the average effective annual rental per square foot since the opening of the hotel:

                         1998        1999 (ANNUALIZED)
                    -------------   ------------------
                    $   35.31           $   48.99

     The depreciable real property component of the hotel has a currently estimated Federal tax basis of $7,561,172 and will be depreciated over a life of 39 years (or less, as permitted by the Internal Revenue Code) using the straight-line method. The basis of the personal property component of the hotel will be depreciated in accordance with the modified accelerated cost recovery system of the Internal Revenue Code.

     The following table sets forth the 1999 real estate tax information for the hotel:

              TAX              ASSESSED        TAX RATE          AMOUNT
          JURISDICTION          VALUE        (PER $1000)         OF TAX
      -------------------   -------------   -------------   ---------------
        Pinellas County      $4,312,200         22.9033       $ 98,763.61

     We estimate that the annual property tax on the expected improvements will be approximately $10,000 or less.

     At least seven competing hotels are located within three miles of the hotel. (The names of the competing franchises, as listed below, may be registered as service marks or trade names.) Three of the competing hotels are newer than the hotel. The newer competing hotels have franchises with Candlewood Suites, Fairfield Inn and Town Place Suites. The other competing hotels have franchises with Courtyard by Marriott, Holiday Inn Select, La
Quinta Inns and Residence Inn. We believe that the rates charged by the hotel are generally competitive with the rates charged by these other hotels. We are aware of proposed construction to build four extended-stay hotels within approximately three miles of the hotel. We expect these hotels to be franchised with Hawthorn Suites, Radisson Suites, Spring Hill Suites and Woodbridge Suites.

                               DETROIT - WARREN

     The Homewood Suites(Reg. TM) Detroit - Warren is located on a 2.84 acre site at 30180 N. Civic Center Drive, Warren, Michigan 48093. The hotel is approximately 17 miles from downtown Detroit and 31 miles from the Detroit Metropolitan Wayne County Airport.

     The hotel opened in March 1990. It has wood frame construction, with a plaster and wood trim exterior. The hotel consists of three buildings, each with one, two or three stories. The hotel contains 76 suites, which have a combined area of 31,520 square feet. The following types of suites are available:

               TYPE OF SUITE              NUMBER AVAILABLE      PER SUITE
    ----------------------------------   ------------------   ------------
           Master Suite ..............            8               540
           Homewood Suite ............           60               360
           Two-Bedroom Suite .........            8               700

     The hotel offers a 40-seat breakfast/lounge area, a meeting room that accommodates 25 to 30 people, and a business center that offers guests the use of a personal computer, a photocopier and an electric typewriter. Recreational facilities include an outdoor pool, a whirlpool and an exercise room. The hotel also contains a guest convenience store and laundry. The hotel has its own parking lot with 77 spaces. The hotel provides complimentary shuttle service within a five mile radius.

     We believe that the hotel has been generally well maintained and is generally in very good condition. Over the next 12 months, we plan to spend approximately $432,000 on renovations or improvements. We expect that the principal renovations and improvements will include carpet repairs, sidewalk and parking area repairs, common area upgrades and exercise equipment upgrades. We expect to pay for the costs of these renovations and improvements with proceeds obtained from our ongoing offering of common shares.

     During 1999, the average stay at the hotel has been approximately 3.6 nights, and approximately 57% of the guests have stayed for five nights or more. Occupancy at the hotel is not seasonal. The following table shows average daily occupancy rates, expressed as a percentage, for each of the last five years:

                 AVERAGE DAILY OCCUPANCY RATE (CALENDAR YEAR)

   1995        1996         1997         1998       1999 (THROUGH OCTOBER)
---------   ----------   ----------   ----------   -----------------------
  71.5%         71.6%        80.3%        76.2%               76.3%

     For January 1, 1999 through October 31, 1999, the average daily rate per suite was $88.26, and the average daily net revenue per suite was $67.35. As explained above, revenue from the hotel's operations will be used to pay interest due under the promissory note dated November 29, 1999. There can be no assurance, however, the proceeds of the offering will be sufficient to permit such payments of principal. Assuming that no principal payments are made until the maturity of the promissory note, and that the hotel continues to have the level of net revenue specified above, approximately 14.77% of the hotel's revenue would be needed to cover its portion of the interest payments.

     The hotel's current rate structure is based on length of stay and type of suite, as summarized below:

        LENGTH OF STAY
        (NUMBER OF NIGHTS)      HOMEWOOD     MASTER     TWO BEDROOM
        --------------------   ----------   --------   ------------
          1 to 6                  $104        $139         $159
          7 to 29                   95         119          149
          30 to 89                  89          99          139
          90 or more                79          89          129

     The hotel offers a weekend discount. This discount varies by type of suite and generally reduces the basic rate by 20 to 33%. The weekend discount is not available to guests who stay for five nights or more. The hotel also offers discounts to guests who stay under certain corporate accounts. These discounts are often negotiated with the corporate customer and vary from account to account. During the past 12 months, we estimate that approximately 40% of the hotel's guests received a corporate discount.

     The chief corporate accounts (as designated in the hotel's records) include General Motors, Daimler Chrysler, Cross Huller, Tim Hortons, Ernst & Young, Impco Technologies and Synergetics. From January 1, 1999 through August 9, 1999, the 10 biggest corporate accounts were responsible for over 45% of the hotel's occupancy. There can be no assurance, however, that the hotel will continue to receive significant occupancy, or any occupancy, from the corporate accounts identified above.

     The table below shows the average effective annual rental per square foot for each of the last five years:

     1995           1996          1997          1998       1999 (ANNUALIZED)
-------------   -----------   -----------   -----------   ------------------
$   45.37         $ 49.68       $ 57.14       $ 58.75         $   59.24

     The depreciable real property component of the hotel has a currently estimated Federal tax basis of $3,755,879 and will be depreciated over a life of 39 years (or less, as permitted by the Internal Revenue Code) using the straight-line method. The basis of the personal property component of the hotel will be depreciated in accordance with the modified accelerated cost recovery system of the Internal Revenue Code.

     The following table sets forth the 1999 real estate tax information for the hotel (excluding certain administrative fees, which in the aggregate represent less than $400):

             TAX              ASSESSED        TAX RATE         AMOUNT
        JURISDICTION           VALUE        (PER $1000)        OF TAX
    --------------------   -------------   -------------   --------------
      County of Macomb     $1,131,410           5.0171      $  5,676.40
      City of Warren       $1,131,410          16.0468      $ 18,155.51
      School District      $1,131,410          28.6050      $ 32,363.98
                                                            -----------
                                                       TOTAL  56,195.89

     We estimate that the annual property tax on the expected improvements will be approximately $21,500 or less.

     At least five competing hotels are located within three miles of the hotel. (The names of the competing franchises, as listed below, may be registered as service marks or trade names.) Three of the competing hotels are newer than the hotel. The newer competing hotels have franchises with Extended Stay America, Residence Inn and Studio Plus. The other competing hotels have franchises with Best Western and Courtyard by Marriott. We believe that the rates charged by the hotel are generally competitive with the rates charged by these other hotels. We are aware of proposed construction to build two extended-stay hotels within approximately five miles of the hotel. We expect these hotels to be franchised with Red Roof Inn and Sleep Inn.

                           SALT LAKE CITY - MIDVALE

     The Homewood Suites(Reg. TM) Salt Lake City - Midvale is located on a 3.44 acre site at 844 E. North Union Avenue, Midvale, Utah 84047. The hotel is approximately 11 miles from downtown Salt Lake City and 15 miles from the Salt Lake City International Airport.

     The hotel opened in November 1996. It has concrete masonry construction, with an aluminum siding exterior. The hotel consists of one buildings with three stories. The hotel contains 98 suites, which have a combined area of 60,070 square feet. The following types of suites are available:

           TYPE OF SUITE              NUMBER AVAILABLE     SQUARE FEET PER SUITE
-----------------------------------  ------------------   ----------------------
       Master Suite ...............          21                    590
       Homewood Suite .............          71                    590
       Two-Bedroom Suite ..........           6                    965

     The hotel offers a 40-seat breakfast/lounge area, a meeting room that accommodates 25 to 30 people, and a business center that offers guests the use of a personal computer, a photocopier and an electric typewriter. Recreational facilities include an outdoor pool, a whirlpool and an exercise room. The hotel also contains a guest convenience store and laundry. The hotel has its own parking lot with 110 spaces. The hotel provides complimentary shuttle service within a five mile radius.

     We believe that the hotel has been generally well maintained and is generally in very good condition. Over the next 12 months, we plan to spend approximately $332,000 on renovations or improvements. We expect that the principal renovations and improvements will include carpet replacement, landscaping, parking lot restriping and common area upgrades. We expect to pay for the costs of these renovations and improvements with proceeds obtained from our ongoing offering of common shares.

     During 1999, the average stay at the hotel has been approximately 3.2 nights, and approximately 47.5% of the guests have stayed for five nights or more. Occupancy at the hotel is not seasonal. The following table shows average daily occupancy rates, expressed as a percentage, since the opening of the hotel:

                 AVERAGE DAILY OCCUPANCY RATE (CALENDAR YEAR)

                       1997        1998       1999 (THROUGH OCTOBER)
                    ---------   ----------   -----------------------
                      51.1%         63.8%               65.1%

     For January 1, 1999 through October 31, 1999, the average daily rate per suite was $89.46, and the average daily net revenue per suite was $58.21. As explained above, revenue from the hotel's operations will be used to pay interest due under the promissory note dated November 29, 1999. There can be no assurance, however, the proceeds of the offering will be sufficient to permit such payments of principal. Assuming that no principal payments are made until the maturity of the promissory note, and that the hotel continues to have the level of net revenue specified above, approximately 15.78% of the hotel's revenue would be needed to cover its portion of the interest payments.

     The hotel's current rate structure is based on length of stay and type of suite, as summarized below:

       LENGTH OF STAY       HOMEWOOD     HOMEWOOD
     (NUMBER OF NIGHTS)      (KING)      (DOUBLE)     MASTER     TWO BEDROOM
    --------------------   ----------   ----------   --------   ------------
      1 to 4                  $119         $129        $139         $209
      5 to 12                  109          119         129          199
      13 to 29                  99          109         119          189
      30 or more                89           99         109          179

     The hotel offers a weekend discount. This discount varies by type of suite and generally reduces the basic rate by 20 to 33%. The weekend discount is not available to guests who stay for five nights or more. The hotel also offers discounts to guests who stay under certain corporate accounts. These discounts are often negotiated with the corporate customer and vary from account to account. During the past 12 months, we estimate that approximately 42% of the hotel's guests received a corporate discount.

     The chief corporate accounts (as designated in the hotel's records) include Ford Associates, American Express, Meridian, Blue Cross/Blue Shield, Baxter Healthcare, Sonic Innovation, Onyx, Federal Express and Cimetrix. From January 1, 1999 through October 31, 1999, the 10 biggest corporate accounts were responsible for approximately 20% of the hotel's occupancy. There can be no assurance, however, that the hotel will continue to receive significant occupancy, or any occupancy, from the corporate accounts identified above.


     The table below shows the average effective annual rental per square foot since the opening of the hotel:

                     1997                           1999
                (ANNUALIZED)         1998       (ANNUALIZED)
                --------------   -----------   -------------
                $  27.30           $ 35.09        $ 34.64


     The depreciable real property component of the hotel has a currently estimated Federal tax basis of $4,657,834 and will be depreciated over a life of 39 years (or less, as permitted by the Internal Revenue Code) using the straight-line method. The basis of the personal property component of the hotel will be depreciated in accordance with the modified accelerated cost recovery system of the Internal Revenue Code.

     The following table sets forth the 1999 real estate tax information for the hotel:

             TAX                  ASSESSED       TAX RATE          AMOUNT
        JURISDICTION               VALUE        (PER $100)         OF TAX
----------------------------   -------------   ------------   ---------------
  County of Salt Lake           $5,632,000        0.013595      $ 76,567.04

     We estimate that the annual property tax on the expected improvements will be approximately $4,600 or less.


     At least five competing hotels are located within five miles of the hotel. (The names of the competing franchises, as listed below, may be registered as service marks or trade names.) None of the competing hotels are newer than the hotel. The other competing hotels have franchises with Candlewood Suites, Courtyard by Marriott, Crystal Inn and Residence Inn (in two cases). We believe that the rates charged by the hotel are generally competitive with the rates charged by these other hotels. We are aware of proposed construction to build one extended-stay hotel within approximately three miles of the hotel. We expect this hotel to be franchised with Microtel.


                     MANAGEMENT'S DISCUSSION AND ANALYSIS

     The following discussion and analysis relates to our financial condition and the results of our operations as of September 30, 1999 (or the three months ended as of that date). Financial statements for that date (or period) are set forth below.

GENERAL

     We own extended-stay hotel properties. As of September 30, 1999, we owned four hotel properties with 478 rooms. All of our properties are leased to Apple Suites Management, Inc. or its subsidiary (the "Lessee") pursuant to master hotel lease agreements. Each master hotel lease agreement obligates the Lessee to pay rent equal to the sum of a base rent and a percentage rent based on suite revenues of each hotel property. The Lessee's ability to make payments to us pursuant to the master hotel lease agreements is dependent primarily upon the operations of the hotel properties.

     The Lessee holds the franchise and market reservation agreement for each of the hotel properties, which are operated as Homewood Suites(Reg. TM) hotels. The Lessee engages a third-party manager (Promus Hotels, Inc. or an affiliate) to operate the hotel properties.

RESULTS OF OPERATIONS

Apple Suites, Inc.

     Revenues

     As our operations began effective September 1, 1999, a comparison to 1998 is not possible. During September 1999, we had revenues of $417,306. All of our percentage lease revenue is derived from the master hotel lease agreements covering the hotel properties in operations with the Lessee.

     Our other income consists of $64,370 of interest income earned from the investments of its cash and cash reserves.

     Expenses

     Our   expenses   consist   of   property   taxes,  insurance,  general  and
administrative expenses, interest on notes payable and depreciation on the hotel properties. Total expenses, exclusive of interest and depreciation, for the three month period ended September 30, 1999 were $115,757 or 24% of total revenue.

     Interest expense was $229,701 for three month period ended September 30, 1999 or 48% of total revenue.

     Depreciation   expense  was  $97,510  for  the  three  month  period  ended
September 30, 1999.

     Taxes, insurance, and other was $79,729 for the three month period ended September 30, 1999 or 17% of total revenue.

     General and administrative expense totaled 7% of total revenues. These expenses represent our administrative expenses.

The Hotels and the Lessee

     Revenues

     As operations began effective September 1, 1999, a comparison to 1998 is not possible. Total revenues were $1,021,152. Total revenues consist primarily of suite revenue, which was $961,604 for the three month period ended September 30, 1999.

     For the three month period ended September 30, 1999 the average occupancy rate was 80%, average daily rate ("ADR") was $84, and revenue per available room ("REVPAR") was $67.

     Expenses

     Total expenses for the three month period ended September 30, 1999 were $976,076 or 95% of total revenues. The expense from the master hotel lease agreements represents $417,306 or 41% of total revenue.

LIQUIDITY AND CAPITAL RESOURCES

     There was a significant change in our liquidity during the three month period ended September 30, 1999, as we commenced operations effective September 1, 1999 with the acquisition of four hotel properties using a combination of proceeds from our offering and debt. During August and September 1999, we sold 2,532,137 shares (1,666,667 shares at $9 per share and 865,471 shares at $10 per share) of our common stock to investors. The total gross proceeds from the shares sold were $23,654,701, which netted $20,629,226 to us after the payment of selling commissions and other offering costs.

     Using a combination of proceeds from the sale of common shares and debt, we acquired four hotels with a total purchase price of $35,500,000. In conjunction with this acquisition, we executed a $26,625,000 note. In addition, we purchased a hotel in October 1999 for a purchase price of $9,800,000. A note in the amount of $7,350,000 was executed by us in conjunction with this acquisition.

     The Lessee's obligations under the master hotel lease agreements are unsecured. The Lessee has limited capital resources, and, accordingly its ability to make lease payments under such agreements is substantially dependent on the ability of the Lessee to generate sufficient cash flow from operations of the hotel properties.

     Notes payable

     On April 20, 1999, we obtained a line of credit in a principal amount of $1 million with a commercial bank. The line required interest at LIBOR plus 1.50%. Interest was payable monthly and the principal balance and all accrued interest were paid in full by September 30, 1999. Glade M. Knight, our President and Chairman, guaranteed repayment of the loan.

     In conjunction with the purchase of four hotel properties, a note was executed by us and made payable to the order of Promus Hotels, Inc. in the amount of $26,625,000. The note bears an effective interest rate of 8.5% per annum. Interest payments are due monthly and the maturity date is October 1, 2000. Principal payments are to be made to the extent of net proceeds from the offering of common shares.

     Cash and cash equivalents

     Cash and cash equivalents totaled $10,924,786 at September 30, 1999.

     Capital requirements

     While we always assess potential acquisitions of hotel properties, no material definitive commitments existed for the purchase of additional hotel properties on November 1, 1999. The potential sources to fund the renovations and acquisitions include additional equity and cash reserves.

     No renovations were completed as of September 30, 1999. We expect to spend approximately $1,200,000 on renovation expenditures at our existing hotel properties during the next 12 months, which are expected to be funded through existing cash reserves.

     Inflation

     Operators of hotel properties, in general, possess the ability to adjust room rates daily to reflect the effects of inflation. Competitive pressures may, however, limit the third party manager's ability to raise room rates.

     Seasonality

     The hotel industry is seasonal in nature. Seasonal variations in occupancy at our hotels may cause quarterly fluctuations in our lease revenues. To the extent the cash flow from operations is insufficient during any quarter, due to temporary or seasonal fluctuations in lease revenue, we expect to utilize cash on hand or funds from equity raised to make quarterly distributions.

     Impact of Year 2000

     The year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of our computer programs or hardware that have date-sensitive software or embedded chips may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

     As of September 30, 1999, approximately 95% of our computer systems have been upgraded and deemed to be year 2000 compliant. Our accounting and payroll applications have been upgraded and are currently being tested by us, and testing is scheduled to be completed in the fourth quarter of 1999.

     As of September 30, 1999, the Lessee's computer systems have been upgraded and deemed to be year 2000 compliant.

     We are dependent on Promus Hotels, Inc. for year 2000 compliance with respect to computer systems to manage the hotels, including personal computers, property management computer software and the central reservation systems. We have received information from Promus Hotels, Inc. as to the status of its year 2000 readiness.

     Promus Hotels, Inc. has indicated it believes its personal computers and property management systems to be year 2000 compliant, with verification of compliance expected to be completed by November 30, 1999. Promus Hotels, Inc. has indicated that its central reservation systems are year 2000 compliant.

     We, the Lessee, and Promus Hotels, Inc. are also exposed to the risk that one or more vendors or service providers could experience year 2000 problems that impact the ability of such vendor or service provider to provide goods and services. Though this is not considered as significant a risk with respect to the suppliers of goods, due to the availability of alternative suppliers, the disruption of certain services, such as utilities, airlines and credit card companies, could, depending upon the extent of the disruption, have a material adverse impact on our operations. To date, we are not aware of any vendor or service provider year 2000 issue that management believes would have a material adverse impact on our operations. However, we have no means of ensuring that vendors or service providers will be year 2000-ready. The inability of vendors or service providers to complete their year 2000 resolution process in a timely fashion could have an adverse impact on us. The effect on non-compliance by vendors or services providers could disrupt service or cause potential hotel quests to postpone or cancel their travel plans, causing a disruption of business.

     The hotels contain embedded computer chips to perform functions relating to the operation of, including elevators, automated room key systems, HVAC, and fire and safety system. In particular, year 2000 problems with such systems at the hotels could disrupt operations at the affected hotels.

     Additionally, many of these systems, which operate automatically, can be operated manually and, consequently, in the event these systems experience a failure as a result to the year 2000 problem, the disruption caused by such failure could be manually overridden.

     Failure to correct a material year 2000 problem could result in an interruption, in or a failure of, certain normal business activities or operations. We believe that, with the implementation of new or upgraded business systems and completion of the year 2000 project as scheduled, and information from Promus Hotels, Inc. that the systems are compliant, the possibility of significant interruptions of normal operations due to the failure of those systems will be reduced. However, we are also dependent upon the power and telecommunications infrastructure within the United States. The most treasonable likely worst-case scenario would be that we may experience disruption in operations if any of these third-party suppliers reported a system failure. Although our year 2000 project will reduce the level of uncertainty about the compliance and readiness of material third-party providers, due to the general uncertainty over year 2000 readiness of these third-party suppliers, we are unable to determine at this time whether the consequences of year 2000 failures will have a material impact.

     We   have  contingency  plans  for  certain  critical  applications.  These
contingency   plans   involve,  among  other  actions,  manual  workarounds  and contracting with vendors capable of providing services.

     We and the Lessee believe that we are devoting the resources necessary to achieve year 2000 readiness in a timely manner. Costs associated with any year 2000 readiness projects are not expected to be material to us or the Lessee.


QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     In connection with the acquisition of the four hotel properties, we incurred $26,625,000 of short-term borrowings at a fixed interest rate of 8.5%. We have repricing risk associated with any re-financing of this debt which is due on October 1, 2000. However, we intend to repay the entire balance of the obligation from proceeds of our "best efforts" common stock offering.


                                    EXPERTS

     The combined financial statements for the hotels we purchased as of November 29, 1999 are set forth below. These financial statements have been included herein in reliance on the report of L. P. Martin & Company, P.C., independent certified public accountants, which is also included herein, and upon the authority of that firm as an expert in accounting and auditing.

                              APPLE SUITES, INC.

                         INDEX TO FINANCIAL STATEMENTS



                                                                                              PAGE

                                                                                             -----
PROPERTY FINANCIAL STATEMENTS
(Atlanta - Peachtree, Baltimore - BWI Airport, Clearwater, Detroit - Warren, and Salt
Lake City -
 Midvale)

   Independent Auditors' Report ..........................................................    F-2
   Combined Balance Sheets -- December 31, 1998 and December 31, 1997 ....................    F-3
   Combined Statements of Shareholders' Equity -- Years ended December 31, 1997 and
     December 31, 1998 ...................................................................    F-4
   Combined Income Statements -- Years ended December 31, 1998 and December 31, 1997 .....    F-5
   Combined Statements of Cash Flows -- Years ended December 31, 1998 and December 31,        F-6
     1997
   Notes to the Combined Financial Statements -- December 31, 1998 and December 31, 1997 .    F-7
                                       *      *      *
   Combined Balance Sheet -- August 31, 1999 (unaudited) .................................    F-9
   Combined Statement of Shareholders' Equity -- For the Period January 1, 1999 through
     August 31, 1999
     (unaudited) .........................................................................   F-10
   Combined Income Statement -- For the Period January 1, 1999 through August 31, 1999       F-11
     (unaudited)
   Combined Statement of Cash Flows -- For the Period January 1, 1999 through August 31,
     1999 (unaudited) ....................................................................   F-12
   Notes to the Combined Financial  Statements -- For the Period January 1, 1999
     through August 31, 1999 (unaudited) .................................................   F-13
COMPANY FINANCIAL STATEMENTS (UNAUDITED)
Apple Suites, Inc.
   Consolidated Balance Sheets as of September 30, 1999 and March 26, 1999 ...............   F-15
   Consolidated Statement of Operations for the Three Months Ended September 30, 1999 ....   F-16
   Consolidated Statement of Cash Flows for the Three Months Ended September 30, 1999 ....   F-17
   Notes to Consolidated Financial Statements ............................................   F-18
Apple Suites Management, Inc.
   Consolidated Balance Sheet as of September 30, 1999 ...................................   F-23
   Consolidated Statement of Operations for the Three Months Ended September 30, 1999 ....   F-24
   Consolidated Statement of Cash Flows for the Three Months Ended September 30, 1999 ....   F-25
   Notes to Consolidated Financial Statements ............................................   F-26
PRO FORMA FINANCIAL STATEMENTS (UNAUDITED)
Apple Suites, Inc.
   Pro Forma Condensed Consolidated Balance Sheet as of September 30, 1999 ...............   F-28
   Notes to Pro Forma Condensed Consolidated Balance Sheet ...............................   F-28
   Pro Forma Condensed Consolidated Statements of Operations for the Year Ended December 31,
     1998 and the Nine Months Ended September 30, 1999 ...................................   F-29
   Notes to Pro Forma Condensed Consolidated Statements of Operations ....................   F-30
Apple Suites Management, Inc.
   Pro Forma Condensed Consolidated Statements of Operations for the Year Ended December 31,
     1998 and the Nine Months Ended September 30, 1999 ...................................   F-32
   Notes to Pro Forma Condensed Consolidated Statements of Operations ....................   F-33


                             L.P. MARTIN & COMPANY
                           A PROFESSIONAL CORPORATION


           MEMBERS              CERTIFIED PUBLIC ACCOUNTANTS              MEMBERS
     VIRGINIA SOCIETY OF             4132 INNSLAKE DRIVE           AMERICAN INSTITUTE OF
 CERTIFIED PUBLIC ACCOUNTANTS    GLEN ALLEN, VIRGINIA 23060     CERTIFIED PUBLIC ACCOUNTANTS




LEE P. MARTIN, JR., C.P.A.      PHONE: (804) 346-2626        ROBERT C. JOHNSON, C.P.A.
WILLIAM L. GRAHAM, C.P.A.        FAX: (804) 346-9311      LEE P. MARTIN, C.P.A. (1948-76)
BERNARD G. KINZIE, C.P.A.
W. BARCLAY BRADSHAW, C.P.A.


                         INDEPENDENT AUDITORS' REPORT

Apple Suites, Inc.
Richmond, Virginia

     We have audited the accompanying combined balance sheets of the Homewood Suites Acquisition Hotels (described in Note 1) as of December 31, 1998 and 1997, and the related combined statements of income, shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the management of the hotels. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion. The accompanying financial statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in Note 1 to the financial statements and are not intended to be a complete presentation of the Homewood Suites Acquisition Hotels.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of the Homewood Suites Acquisition Hotels as of December 31, 1998 and 1997, and the combined results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

                                            /s/ L.P. Martin & Co, P.C.

November 7, 1999

                      HOMEWOOD SUITES ACQUISITION HOTELS

                            COMBINED BALANCE SHEETS





                                                                    DECEMBER 31,
                                                          ---------------------------------
                                                                1998              1997
                                                          ---------------   ---------------
ASSETS
CURRENT ASSETS
 Cash .................................................    $    298,981      $    218,853
 Accounts Receivable, Net .............................         388,352           316,723
 Prepaids and Other ...................................          66,670                --
                                                           ------------      ------------
   Total Current Assets ...............................         754,003           535,576
                                                           ------------      ------------
INVESTMENT IN HOTEL PROPERTIES
 Land and Improvements ................................       5,363,981         3,035,089
 Buildings and Improvements ...........................      29,417,804        13,842,622
 Furniture, Fixtures and Equipment ....................       7,882,778         4,243,800
                                                           ------------      ------------
   Total ..............................................      42,664,563        21,121,511
 Less: Accumulated Depreciation .......................      (6,272,356)       (4,057,854)
                                                           ------------      ------------
   Net Investment in Hotel Properties .................      36,392,207        17,063,657
                                                           ------------      ------------
OTHER ASSETS
 Construction in Progress .............................              --         8,080,834
                                                           ------------      ------------
   Total Assets .......................................    $ 37,146,210      $ 25,680,067
                                                           ============      ============
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
 Accounts Payable .....................................    $    368,287      $    695,044
 Accrued Taxes ........................................         107,272            96,401
 Accrued Expenses - Other .............................         247,767           117,154
                                                           ------------      ------------
   Total Current Liabilities ..........................         723,326           908,599
                                                           ------------      ------------
SHAREHOLDERS' EQUITY
 Contributed Capital ..................................      30,113,336        20,467,543
 Retained Earnings ....................................       6,309,548         4,303,925
                                                           ------------      ------------
   Total Shareholders' Equity .........................      36,422,884        24,771,468
                                                           ------------      ------------
   Total Liabilities and Shareholders' Equity .........    $ 37,146,210      $ 25,680,067
                                                           ============      ============


The accompanying notes are an integral part of these financial statements.

                      HOMEWOOD SUITES ACQUISITION HOTELS

                  COMBINED STATEMENTS OF SHAREHOLDERS' EQUITY





                                                                             TOTAL
                                         CONTRIBUTED       RETAINED      SHAREHOLDERS'
                                           CAPITAL         EARNINGS         EQUITY
                                        -------------   -------------   --------------
Balances, January 1, 1997 ...........   $ 9,295,112      $3,139,210      $12,434,322
Net Income ..........................            --       1,164,715        1,164,715
Capital Contributions, Net ..........    11,172,431              --       11,172,431
                                        -----------
Balances, December 31, 1997 .........    20,467,543       4,303,925       24,771,468
Net Income ..........................            --       2,005,623        2,005,623
Capital Contributions, Net ..........     9,645,793              --        9,645,793
                                        -----------      ----------      -----------
Balances, December 31, 1998 .........   $30,113,336      $6,309,548      $36,422,884
                                        ===========      ==========      ===========

The accompanying notes are an integral part of these financial statements.

                       HOMEWOOD SUITES ACQUISITION HOTELS

                           COMBINED INCOME STATEMENTS





                                               YEARS ENDED DECEMBER 31,
                                            ------------------------------
                                                 1998             1997
                                            --------------   -------------
GROSS OPERATING REVENUE
 Suite Revenue ..........................    $10,812,372      $4,659,633
 Other Customer Revenue .................        733,318         275,311
                                             -----------      ----------
    Total Revenue .......................     11,545,690       4,934,944
                                             -----------      ----------
EXPENSES
 Property and Operating .................      4,748,240       1,910,407
 General and Administrative .............        315,165         165,060
 Advertising and Promotion ..............        502,899         209,918
 Utilities ..............................        543,828         267,938
 Real Estate and Personal Property Taxes,
   and Property Insurance ...............        432,979         200,113
 Depreciation Expense ...................      2,214,501         803,385
 Franchise Fees .........................        432,494              --
 Pre-Opening Expenses ...................        349,961         213,408
                                             -----------      ----------
    Total Expenses ......................      9,540,067       3,770,229
                                             -----------      ----------
    Net Income ..........................    $ 2,005,623      $1,164,715
                                             ===========      ==========


The accompanying notes are an integral part of these financial statements.

                      HOMEWOOD SUITES ACQUISITION HOTELS

                       COMBINED STATEMENTS OF CASH FLOWS





                                                                                              YEARS ENDED DECEMBER 31,
                                                                                           -------------------------------
                                                                                                 1998            1997
                                                                                           --------------- ---------------
CASH FLOWS FROM (TO) OPERATING ACTIVITIES
 Net Income ..............................................................................  $  2,005,623    $  1,164,715
                                                                                            ------------    ------------
 Adjustments to Reconcile Net Income to Net Cash
   Provided by Operating Activities:
   Depreciation ..........................................................................     2,214,501         803,385
 Change In:
   Accounts Receivable ...................................................................       (71,629)       (274,291)
   Prepaids and Other Current Assets .....................................................       (66,670)             --
   Accounts Payable ......................................................................      (326,757)        222,328
   Accrued Taxes .........................................................................        10,871          (3,724)
   Accrued Expenses - Other ..............................................................       130,613          89,823
                                                                                            ------------    ------------
   Net Adjustments .......................................................................     1,890,929         837,521
                                                                                            ------------    ------------
    Net Cash Flows From Operating Activities                                                   3,896,552       2,002,236

CASH FLOWS TO FINANCING ACTIVITIES
 Capital Distributions, Net ..............................................................    (3,816,424)     (2,077,731)
                                                                                            ------------    ------------
   Net Increase (Decrease) in Cash .......................................................        80,128         (75,495)
   Cash, Beginning of Year ...............................................................       218,853         294,348
                                                                                            ------------    ------------
   Cash, End of Year .....................................................................  $    298,981    $    218,853
                                                                                            ============    ============
SUPPLEMENTAL DISCLOSURES:
 Noncash Financing and Investing Activities ..............................................

   YEAR ENDED DECEMBER 31, 1998

   Investments in hotel properties in the amount of $13,462,218 were financed with capital contributions.

   Construction in progress in the amount of $8,080,834 was reclassified to investment in hotel properties.

   YEAR ENDED DECEMBER 31, 1997

   Investments in hotel properties and construction in progress in the amounts of $8,048,540 and
$5,201,622, respectively, were financed with capital contributions.

   Fully depreciated investments in hotel properties at a cost of $654,112 were disposed of during the year.


The accompanying notes are an integral part of these financial statements.

                      HOMEWOOD SUITES ACQUISITION HOTELS

                  NOTES TO THE COMBINED FINANCIAL STATEMENTS
                          DECEMBER 31, 1998 AND 1997


NOTE 1 -- ORGANIZATION AND BASIS OF PRESENTATION

     The Homewood Suites Acquisition Hotels (the Hotels) consist of the following:

          PROPERTY                HOTEL LOCATION         DATE OPENED      # OF SUITES
---------------------------   ---------------------   ----------------   ------------
Detroit/Warren                Warren, Michigan          March, 1990               76
Atlanta/Peachtree Corners     Norcross, Georgia       February, 1990              92
Clearwater                    Clearwater, Florida     February, 1998             112
Salt Lake                     Midvale, Utah           November, 1996              98
Baltimore/BWI                 Linthicum, Maryland       March, 1998              147

     The Owner purchased the Salt Lake Hotel October 1, 1997. The financial statements include the results of the Salt Lake hotel operations from this date forward.

     Economic conditions in the localities in which the individual Hotels are located impact revenues and the ability to collect accounts receivable.

     The Hotels specialize in providing extended stay lodging to business or leisure travelers. While customers may rent rooms for a night, terms of up to a month or longer are available. Services offered, which are particularly attractive to the extended stay traveler, include laundry services, 24 hour on-site convenience stores and grocery shopping services.

     The Hotels have been owned and managed by various affiliates of Promus Hotels, Inc. (the Owner) throughout the financial statement periods. The accompanying combined financial statements of the Hotels have been presented on a combined basis because the Owner has a contract pending to sell the five Hotels to an affiliate of Apple Suites, Inc., a real estate investment trust established to acquire equity interests in hotel properties. The statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission for inclusion in a filing by Apple Suites, Inc.

     The corporate owner pays income taxes on taxable income of the company as a whole and does not allocate income taxes to individual properties. Accordingly, the combined financial statements have been presented on a pretax basis.

NOTE 2 -- SIGNIFICANT ACCOUNTING POLICIES

     Property -- The Hotel properties are recorded at cost. Depreciation has been recorded straight-line using the following lives:

                                                             LIFE
                                                         ------------
          Land Improvements ..........................   10-15 Years
          Buildings and Improvements .................   15-35 Years
          Furniture, Fixtures and Equipment ..........    3-10 Years

     Major renewals, betterments and improvements are capitalized, while ongoing maintenance and repairs are expensed as incurred. Building costs include interest capitalized during the construction period. Construction in progress represents Hotel properties under construction. At the point construction is completed and the Hotels are ready to be placed in service, the costs are reclassified to investment in Hotel properties for financial statement presentation.

     Estimates -- The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and disclosures related thereto. Actual results could differ from those estimates.

                      HOMEWOOD SUITES ACQUISITION HOTELS

                  NOTES TO THE COMBINED FINANCIAL STATEMENTS
                    DECEMBER 31, 1998 AND 1997 - (CONTINUED)

NOTE 2 -- SIGNIFICANT ACCOUNTING POLICIES - (CONTINUED)

     Annually, management of the Hotels reviews the carrying value and remaining depreciable lives of the Hotel properties and related assets. Management does not believe there are any current indications of impairment. However, it is possible that estimates of the remaining useful lives will change in the near term.

     Accounts receivable are recorded net of an allowance for doubtful accounts based on management's historical experience in estimating credit losses. Actual uncollectible balances written off may be more or less than the allowance recorded.

     Cash -- Cash includes all highly liquid investments with a maturity date of three months or less when purchased.

     Advertising -- Advertising costs are expensed in the period incurred.

     Pre-opening Expenses -- Pre-opening expenses represent operating expenses incurred prior to initial opening of the Hotels. In 1998, pre-opening expenses of $148,131 and $201,830 were expensed as incurred for the Clearwater and Baltimore/BWI Hotels, respectively. In 1997, pre-opening expenses of $64,588,
$111,225 and $37,595 were expensed as incurred for the Clearwater, Salt Lake and Baltimore/BWI Hotels, respectively.

     Inventories -- The Hotels maintain supplies of room linens and food and beverages. However, due to the ongoing routine replacement of these items and the difficulty in establishing market values, management has chosen to expense these items at point of purchase.

NOTE 3 -- RELATED PARTY TRANSACTIONS

     The Owner allocates a monthly accounting fee of $1,000 to each hotel. These fees totaled $56,000 in 1998 and $27,000 in 1997. The Owner also charges each Hotel a fee for corporate advertising, training and reservations equal to four percent of net suite revenue. These fees totaled $432,749 in 1998 and $186,386 in 1997. In 1998, the Owner charged a franchise fee of $432,494 to these Hotels, also computed at four percent of suite revenue. No franchise fee was charged in 1997. Effective in 1999, the Owner will be charging a "base management fee" of three percent of suite revenue to each Hotel.

     The acquisition costs of the properties and related furnishings and equipment was financed by the Owner. For all properties, excluding Salt Lake, which was a purchased project, the Owner allocated interest to each property on monies advanced to fund the construction costs. The interest costs have been capitalized and depreciated in accordance with the Hotels' normal depreciation policy. During 1998, interest capitalized and included in the cost basis of the hotels totaled $484,495.

     On   most   property   and   equipment   purchases,  excluding  base  Hotel
construction  contracts,  the  following  fees  have been paid to Promus Hotels,
Inc.:

       Purchase Fee -- 4% of Asset Cost

       Project Management Fee -- 4.5% and 5.5.% of labor portion of capitalized asset costs in 1998 and 1997, respectively.

     Each Hotel maintains a depository bank account into which customer revenues have been deposited. The bulk of each Hotel's operating expenditures are paid through the Owner's corporate accounts. Funds are transferred from the Hotel's depository bank accounts to the Owner periodically. The transfers to the Owner and expenditures made on behalf of the Hotels by the Owner are accounted for through various intercompany accounts. No interest has been charged on these intercompany advances from ongoing operations. There is no intention to repay any advances to or from the Owner. Accordingly, the net amounts have been included in shareholders' equity, with 1998 and 1997 intercompany/intracompany transfers being reflected as net capital contributions or distributions.

                      HOMEWOOD SUITES ACQUISITION HOTELS

                            COMBINED BALANCE SHEET
                          AUGUST 31, 1999 (UNAUDITED)


ASSETS
CURRENT ASSETS
 Cash ....................................................    $    247,392
 Accounts Receivable, Net ................................         472,340
 Prepaids and Other ......................................          25,892
                                                              ------------
      Total Current Assets ...............................         745,624
                                                              ------------
INVESTMENT IN HOTEL PROPERTIES
 Land and Improvements ...................................       5,378,751
 Buildings and Improvements ..............................      29,280,084
 Furniture, Fixtures and Equipment .......................       8,352,742
                                                              ------------
      Total ..............................................      43,011,577
Less: Accumulated Depreciation ...........................      (7,884,812)
                                                              ------------
      Net Investment in Hotel Properties .................      35,126,765
                                                              ------------
      Total Assets .......................................    $ 35,872,389
                                                              ============
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
 Accounts Payable ........................................    $    314,045
 Accrued Taxes ...........................................         433,300
 Accrued Expenses -- Other ...............................         233,596
                                                              ------------
      Total Current Liabilities ..........................         980,941
                                                              ------------
SHAREHOLDERS' EQUITY
 Contributed Capital .....................................      26,576,118
 Retained Earnings .......................................       8,315,330
                                                              ------------
      Total Shareholders' Equity .........................      34,891,448
                                                              ------------
      Total Liabilities and Shareholders' Equity .........    $ 35,872,389
                                                              ============


The accompanying notes are an integral part of this financial statement.

                      HOMEWOOD SUITES ACQUISITION HOTELS

                  COMBINED STATEMENT OF SHAREHOLDERS' EQUITY
      FOR THE PERIOD JANUARY 1, 1999 THROUGH AUGUST 31, 1999 (UNAUDITED)





                                                                              TOTAL
                                         CONTRIBUTED        RETAINED      SHAREHOLDERS'
                                           CAPITAL          EARNINGS         EQUITY
                                       ---------------   -------------   --------------
Balances, January 1, 1999 ..........    $ 30,113,336      $6,309,548      $ 36,422,884
Net Income .........................              --       2,005,782         2,005,782
Capital Distributions, Net .........      (3,537,218)             --        (3,537,218)
                                        ------------      ----------      ------------
Balances, August 31, 1999 ..........    $ 26,576,118      $8,315,330      $ 34,891,448
                                        ============      ==========      ============

The accompanying notes are an integral part of this financial statement.

                      HOMEWOOD SUITES ACQUISITION HOTELS

                           COMBINED INCOME STATEMENT
      FOR THE PERIOD JANUARY 1, 1999 THROUGH AUGUST 31, 1999 (UNAUDITED)

GROSS OPERATING REVENUE
 Suite Revenue ...........................................................    $8,787,181
 Other Customer Revenue ..................................................       515,811
                                                                              ----------
      Total Revenue ......................................................     9,302,992
                                                                              ----------
EXPENSES
 Property and Operating ..................................................     3,541,888
 General and Administrative ..............................................       218,472
 Advertising and Promotion ...............................................       422,228
 Utilities ...............................................................       400,988
 Real Estate and Personal Property Taxes, and Property Insurance .........       470,709
 Depreciation Expense ....................................................     1,612,457
 Franchise and Management Fees ...........................................       630,468
                                                                              ----------
      Total Expenses .....................................................     7,297,210
                                                                              ----------
      Net Income .........................................................    $2,005,782
                                                                              ==========


The accompanying notes are an integral part of this financial statement.

                      HOMEWOOD SUITES ACQUISITION HOTELS

                       COMBINED STATEMENT OF CASH FLOWS
      FOR THE PERIOD JANUARY 1, 1999 THROUGH AUGUST 31, 1999 (UNAUDITED)



CASH FLOWS FROM (TO) OPERATING ACTIVITIES
 Net Income ..........................................................    $  2,005,782
                                                                          ------------
 Adjustments to Reconcile Net Income to Net Cash Provided by Operating
   Activities:
   Depreciation ......................................................       1,612,457
 Change in:
   Accounts Receivable ...............................................         (83,988)
   Prepaids and Other Current Assets .................................          40,778
   Accounts Payable ..................................................         (54,242)
   Accrued Taxes .....................................................         326,028
   Accrued Expenses - Other ..........................................         (14,171)
                                                                          ------------
 Net Adjustments .....................................................       1,826,862
                                                                          ------------
   Net Cash flows from Operating Activities ..........................       3,832,644
CASH FLOWS (TO) FINANCING ACTIVITIES
 Net Equity Distributions ............................................      (3,884,233)
                                                                          ------------
   Net Decrease in Cash ..............................................         (51,589)
   Cash, January 1, 1999 .............................................         298,981
                                                                          ------------
   Cash, August 31, 1999 .............................................    $    247,392
                                                                          ============

SUPPLEMENTAL DISCLOSURES: ............................................
 Noncash Financing and Investing Activities


     During the period January 1, 1999 through August 31, 1999, additions to Investment in Hotel Properties totaling $347,015 were financed with capital contributions.

The accompanying notes are an integral part of this financial statement.

                      HOMEWOOD SUITES ACQUISITION HOTELS

            NOTES TO THE COMBINED FINANCIAL STATEMENTS (UNAUDITED)
             FOR THE PERIOD JANUARY 1, 1999 THROUGH AUGUST 31, 1999


NOTE 1 -- ORGANIZATION AND BASIS OF PRESENTATION

     The Homewood Suites Acquisition Hotels (the Hotels) consist of the following:





          PROPERTY                HOTEL LOCATION         DATE OPENED      # OF SUITES
---------------------------   ---------------------   ----------------   ------------
Detroit/Warren                Warren, Michigan          March, 1990               76
Atlanta/Peachtree Corners     Norcross, Georgia       February, 1990              92
Clearwater                    Clearwater, Florida     February, 1998             112
Salt Lake                     Midvale, Utah           November, 1996              98
Baltimore/BWI                 Linthicum, Maryland       March, 1998              147

     The Owner purchased the Salt Lake hotel October 1, 1997. The financial statements include the results of the Salt Lake Hotel operations from this date forward.

     Economic conditions in the localities in which the individual Hotels are located impact revenues and the ability to collect accounts receivable.

     The Hotels specialize in providing extended stay lodging to business or leisure travelers. While customers may rent rooms for a night, terms of up to a month or longer are available. Services offered, which are particularly attractive to the extended stay traveler, include laundry services, 24 hour on-site convenience stores and grocery shopping services.

     The Hotels have been owned and managed by various affiliates of Promus Hotels, Inc. (the Owner) throughout the financial statement period. The accompanying combined financial statements of the Hotels have been presented on a combined basis because the Owner has a contract pending to sell the five Hotels to an affiliate of Apple Suites, Inc., a real estate investment trust established to acquire equity interests in hotel properties. The statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission for inclusion in a filing by Apple Suites, Inc.

     The corporate owner pays income taxes on taxable income of the company as a whole and does not allocate income taxes to individual properties. Accordingly, the combined financial statements have been presented on a pretax basis.


               (SEE INDEPENDENT ACCOUNTANTS' COMPILATION REPORT)


NOTE 2 -- SIGNIFICANT ACCOUNTING POLICIES

     Property -- The Hotel properties are recorded at cost. Depreciation has been recorded straight-line using the following lives:

                                                      LIFE
                                                  ------------
   Land Improvements ..........................   10-15 Years
   Buildings and Improvements .................   15-35 Years
   Furniture, Fixtures and Equipment ..........    3-10 Years


     Major   renewals,  betterments  and  improvements  are  capitalized,  while ongoing maintenance and repairs are expensed as incurred. Building costs include interest capitalized during the construction period.

     Estimates -- The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and disclosures related thereto. Actual results could differ from those estimates.

                      HOMEWOOD SUITES ACQUISITION HOTELS

            NOTES TO THE COMBINED FINANCIAL STATEMENTS (UNAUDITED)
      FOR THE PERIOD JANUARY 1, 1999 THROUGH AUGUST 31, 1999 - (CONTINUED)

NOTE 2 -- SIGNIFICANT ACCOUNTING POLICIES - (CONTINUED)

     Annually, management of the Hotels reviews the carrying value and remaining depreciable lives of the Hotel properties and related assets. Management does not believe there are any current indications of impairment. However, it is possible that estimates of the remaining useful lives will change in the near term.

     Accounts receivable are recorded net of an allowance for doubtful accounts based on management's historical experience in estimating credit losses. Actual uncollectible balances written off may be more or less than the allowance recorded.

     Cash -- Cash includes all highly liquid investments with a maturity date of three months or less when purchased.

     Advertising -- Advertising costs are expensed in the period incurred.

     Inventories -- The Hotels maintain supplies of room linens and food and beverages. However, due to the ongoing routine replacement of these items and the difficulty in establishing market values, management has chosen to expense these items at point of purchase.


NOTE 3 -- RELATED PARTY TRANSACTIONS

     During the period January 1, 1999 through August 31, 1999, the following Owner related fees were expensed.

                FEE TYPE                     BASIS FOR DETERMINATION      TOTAL EXPENSE
---------------------------------------   ----------------------------   --------------
       Accounting Fees                    $1,000 per hotel per month          $ 40,000
       Corporate Advertising, Training
        and Reservations                  4% of net suite revenue              351,487
       Franchise Fees                     4% of net suite revenue              351,487
       Management Fees                    3% of net suite revenue              278,981


     The acquisition costs of the properties and related furnishings and equipment was financed by the Owner. For all properties, excluding Salt Lake, which was a purchased project, the Owner allocated interest to each property on monies advanced to fund the construction costs. The interest costs have been capitalized and depreciated in accordance with the Hotels' normal depreciation policy.

     On   most   property   and   equipment   purchases,  excluding  base  Hotel
construction  contracts,  the  following  fees  have been paid to Promus Hotels,
Inc.:

     Purchase Fee-4% of Asset Cost

     Project Management Fee-4.5% of labor portion of capitalized asset costs

     Each Hotel maintains a depository bank account into which customer revenues have been deposited. The bulk of each Hotel's operating expenditures are paid through the Owner's corporate accounts. Funds are transferred from the Hotel's depository bank accounts to the Owner periodically. The transfers to the Owner and expenditures made on behalf of the Hotels by the Owner are accounted for through various intercompany accounts. No interest has been charged on these intercompany advances from ongoing operations. There is no intention to repay any advances to or from the Owner. Accordingly, the net amounts have been included in shareholders' equity, with intercompany/intracompany transfers being reflected as net capital distributions.

                              APPLE SUITES, INC.

                    CONSOLIDATED BALANCE SHEETS (UNAUDITED)





                                                                         SEPTEMBER 30,     MARCH 26,
                                                                              1999           1999
                                                                        ---------------   ----------
ASSETS
Investment in hotel properties-net of accumulated depreciation of
 $97,510 ............................................................    $ 36,292,592           --
Cash and cash equivalents ...........................................      10,924,786        $ 100
Rent receivable from Apple Suites Management, Inc. ..................         417,306           --
Due from Apple Suites Management, Inc. ..............................         301,636           --
Prepaid expenses ....................................................           4,522           --
Other Assets ........................................................          48,577           --
                                                                         ------------        -----
    Total Assets ....................................................    $ 47,989,419        $ 100
                                                                         ============        =====
LIABILITIES AND SHAREHOLDERS' EQUITY LIABILITIES
Notes Payable .......................................................    $ 26,625,000           --
Accounts payable ....................................................           8,303           --
Accrued expenses ....................................................         664,082           --
                                                                         ------------        -----
    Total Liabilities ...............................................      27,297,385           --
SHAREHOLDERS' EQUITY
Common stock, no par value, authorized 200,000,000
 shares; issued and outstanding 2,532,147 shares ....................    $ 20,629,326        $ 100
Class B convertible stock, no par value, authorized 240,000 shares;
 issued and outstanding 240,000 shares ..............................          24,000           --
Net income greater than distributions ...............................          38,708           --
                                                                         ------------        -----
    Total Shareholders' Equity ......................................      20,692,034          100
                                                                         ------------        -----
    Total Liabilities and Shareholders' Equity ......................      47,989,419        $ 100
                                                                         ============        =====


See accompanying notes to consolidated financial statements.

                              APPLE SUITES, INC.

               CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)

                                                       THREE MONTHS
                                                           ENDED
                                                       SEPTEMBER 30,
                                                           1999
                                                      --------------

REVENUES:
 Percentage lease revenue ...........................   $ 417,306
 Interest income and other revenue ..................      64,370
EXPENSES:
 Taxes, insurance and other .........................      79,729
 General and administrative .........................      36,028
 Depreciation .......................................      97,510
 Interest expense ...................................     229,701
                                                        ---------
    Total Expenses ..................................     442,968
                                                        ---------
Net Income ..........................................   $  38,708
                                                        =========
Basic and diluted earnings per common share .........   $    0.02
Distributions per common share ......................   $      --
                                                        =========

See accompanying notes to consolidated financial statements.

                              APPLE SUITES, INC.

                     CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                     THREE MONTHS
                                                                                         ENDED
                                                                                     SEPTEMBER 30,
                                                                                         1999
                                                                                   ----------------
CASH FLOW FROM OPERATING ACTIVITIES
 Net income ....................................................................     $     38,708
 Adjustments to reconcile net income to net cash
   provided by operating activities
 Depreciation ..................................................................           97,510
Changes in operating assets and liabilities:
 Prepaid expenses                                                                          (4,552)
 Due from Apple Suites Management, Inc. ........................................         (455,592)
 Other Assets ..................................................................          (48,577)
 Accounts payable ..............................................................            8,303
 Accrued expenses ..............................................................          153,281
                                                                                     ------------
   Net Cash Used in Operating Activities .......................................         (210,889)
CASH FLOW FROM INVESTING ACTIVITIES:
 Loan to Apple Suites Management, Inc. .........................................         (263,350)
 Acquisitions of hotel properties, net of liabilities assumed and debt incurred        (9,254,301)
                                                                                     ------------
 Net Cash used in investing activities .........................................       (9,517,651)
CASH FLOW FROM FINANCING ACTIVITIES:
 Payment from officer-shareholder for Class B shares ...........................           24,000
 Net proceeds from issuance of common shares ...................................       20,629,226
                                                                                     ------------
   Net cash provided by financing activities ...................................       20,653,226
   Increase in cash and cash equivalents .......................................       10,924,686
 Cash and cash equivalents, beginning of period ................................              100
                                                                                     ------------
 Cash and cash equivalents, end of period ......................................     $ 10,924,786
                                                                                     ============


See accompanying notes to consolidated financial statements.

                              APPLE SUITES, INC.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                               SEPTEMBER 30, 1999

(1) GENERAL INFORMATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

     The accompanying unaudited consolidated financial statements have been prepared in accordance with the instructions for Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information required by generally accepted accounting principles. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three months ended September 30, 1999 are not necessarily indicative of the results that may be expected for the period ended December 31, 1999. These consolidated financial statements should be read in conjunction with the audited balance sheet dated March 26, 1999, included in the Company's currently effective Form S-11 filed with the Securities and Exchange Commission.

ORGANIZATION

     Apple Suites, Inc. (the "Company"), a Virginia corporation, was formed on March 5, 1999, the first investor closing was on August 23, 1999, and the first hotel acquisition was effective September 1, 1999 and, therefore, no statement of operations and cash flows are presented prior to the three month period ended September 30, 1999. The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany transactions and balances have been eliminated.

     The Company operates in one defined business segment consisting of extended-stay hotel properties. At September 30, 1999, the Company leased to Apple Suites Management, Inc. (the "Lessee") its four hotel properties acquired effective September 1, 1999. The hotel properties operate as Homewood Suites(Reg. TM) Hotels.

     The Lessee has entered into management agreements pursuant to which the four hotel properties leased by it are managed by Promus Hotels, Inc. ("Promus").

RELATIONSHIP WITH LESSEE

     The Company must rely solely on the Lessee to generate sufficient cash flow from operation of the hotel properties to enable the Lessee to meet its substantial rent obligation to the Company under the Percentage Leases. At September 30, 1999, the Lessee's rent payable to the Company amounted to $417,306. The ability of the Lessee to fund its daily operations and continue to remain current on its substantial rent obligation to the Company is a result of the original terms under the Percentage Leases, for the payment of rent to the Company, which allow monthly base rent to be paid in arrears and quarterly percentage rent to be paid 15 days following the quarter-end. The Company's management will continue to evaluate the financial condition of the Lessee and continue to evaluate other factors regarding the relationship between the Company and the Lessee.

     The Company did not have any items of comprehensive income requiring separate reporting and disclosure for the periods presented.

START-UP COSTS

     Start-up costs are expensed as incurred.

CASH AND CASH EQUIVALENTS

     Cash   equivalents   include   highly   liquid  investments  with  original
maturities of three months or less. The fair market value of cash and cash equivalents approximate their carrying value.

                              APPLE SUITES, INC.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                        SEPTEMBER 30, 1999 - (CONTINUED)
(1) GENERAL INFORMATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (CONTINUED)

INVESTMENT IN HOTEL PROPERTIES


     The hotel properties are stated at cost, net of depreciation, and includes real estate brokerage commissions paid to Apple Suites Realty Group, Inc., a related party (see Note 5). Repairs and maintenance costs are expensed as incurred while significant improvements, renovations, and replacements are capitalized. Depreciation is computed using the straight-line method over estimated useful lives of the assets, which are 27.5 years for buildings and major improvements and 5 to 7 years for furniture and equipment.

     The carrying values of each hotel property are evaluated periodically to determine if circumstances exist indicating an impairment in the carrying value of the investment in the hotel and the estimated undiscounted cash flows are less than their carrying amount. Adjustments are made based on fair value of the underlying property if impairment is indicated. No impairment losses have been recorded to date.

REVENUE RECOGNITION

     Percentage lease revenue is reported as income over the lease term as it becomes due from the Lessee according to the provisions of the Percentage Lease agreements. The Lessee is in compliance with their rental obligations under the Percentage Leases.

EARNINGS PER COMMON SHARE

     Basic and diluted earnings per common share are calculated in accordance with FASB Statement No. 128 "Earnings Per Share." Basic earnings per common share is computed based upon the weighted average number of shares outstanding during the year. Diluted earnings per share is calculated after giving effect to all potential common shares that were dilutive and outstanding for the year.

INCOME TAXES

     The Company has elected to be treated as a REIT under Section 856 to 860 of the Internal Revenue Code. Accordingly, no provision for federal income taxes has been reflected in the financial statements. Earnings and profits, which will determine the taxability of distributions to shareholders, will differ from income reported for financial reporting purposes primarily due to the differences for federal income tax purposes in the estimated useful lives used to compute depreciation.

USE OF ESTIMATES

     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make certain estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results may differ from those estimates.

SEASONALITY

     The hotel industry is seasonal in nature. Seasonal variations in revenues at the Company's hotels may cause quarterly fluctuations in the Company's lease revenues.

                              APPLE SUITES, INC.

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                        SEPTEMBER 30, 1999 - (CONTINUED)

(2) INVESTMENT IN HOTELS

     Investment in hotels at September 30, 1999 consist of the following:

          Land ..................................     $ 6,402,444
          Building ..............................      29,509,658
          Furniture and equipment ...............         478,000
                                                      -----------
                                                      $36,390,102
          Less accumulated depreciation .........         (97,510)
                                                      -----------
                                                      $36,292,592
                                                      -----------

     Three of the hotel properties are located in Texas and one hotel property is located in Virginia and are subject to the Percentage Leases as described in
Note 5.

(3) NOTES PAYABLE

     On April 20, 1999, the Company obtained a line of credit in a principal amount of $1 million with a commercial bank. The line required interest at LIBOR plus 1.50%. Interest was payable monthly and the principal balance and all accrued interest were paid in full by September 30, 1999. Glade M. Knight, President and Chairman, guaranteed repayment of the loan.

     In conjunction with purchase of four hotel properties, a note was executed by the Company made payable to the order of Promus in the amount of $26,625,000. The note bears a fixed interest rate of 8.5% per annum. Interest payments are due monthly and the maturity date is October 1, 2000. Principal payments are to be made to the extent of net equity proceeds from the offering of common shares.

(4) SHAREHOLDERS' EQUITY

     The Company is raising equity capital through a "best-efforts" offering of shares by David Lerner Associates, Inc. (the "Managing Dealer"), which will receive selling commissions and a marketing expense allowance based on proceeds of the shares sold. The Company received gross proceeds of $23,654,701 from the sale of 1,666,667 shares at $9 per share and 865,470 shares at $10 per share during the three month period ended September 30, 1999. The net proceeds of the offering, after deducting selling commissions and other offering costs were $20,629,226.

(5) COMMITMENTS AND RELATED PARTIES

     The Company receives rental income from the Lessee under the Percentage Leases which expire in 2009, subject to earlier termination on the occurrence of certain contingencies. The Leases contain an optional five-year extension. The rent due under the Percentage Lease is the sum of base rent and percentage rent. Percentage rent is calculated by multiplying fixed percentages by the total amounts of suite revenues with reference to specified threshold amounts. Both the base rent and the revenue thresholds used in computing percentage rents are subject to annual adjustments based on increases in the Consumer Price Index ("CPI"). The Company earned rents of $417,306 for the three month period ended September 30, 1999.

                              APPLE SUITES, INC.

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                        SEPTEMBER 30, 1999 - (CONTINUED)
(5) COMMITMENTS AND RELATED PARTIES - (CONTINUED)

     Minimum future rental income (i.e. base rents) payable to the Company under the Percentage Leases in effect at September 30, 1999 are as follows:

  Remainder of 1999 .................   $   659,670
  2000 ..............................     2,638,680
  2001 ..............................     2,638,680
  2002 ..............................     2,638,680
  2003 ..............................     2,638,680
  Thereafter ........................    14,952,520
                                        -----------
                                        $26,166,910
                                        -----------

     Under the Percentage Leases, the Company is obligated to pay the costs of real estate and personal property taxes, property insurance, maintenance of underground utilities and structural elements of the hotel properties. The Company is also committed to fund certain capital expenditures required for the retention of the franchise licenses with respect of the hotels.

     The Lessee engages a third-party manager (Promus) to operate the hotel properties leased by it and pays the manager a base management fee of 4% of adjusted gross revenues. During the first two years of the management agreement, a portion of the management fee equal to 1% of adjusted gross revenues is subordinated to the Lessee's receipt of a return equal to 11% of the purchase price of each hotel. The Lessee pays the manager a franchise fee and a marketing fee, each equal to 4% of gross revenues, respectively.

     On September 17, 1999, the Company entered into two debt agreements with the Lessee. The Company loaned the Lessee $215,550 for franchise fees and $47,800 for hotel supplies for the four hotel properties. The debt agreements are evidenced by two promissory notes bearing interest at a rate of 9% per annum. Principal and interest payments are due monthly. The entire balance of principal and interest is due on October 1, 2009 for the franchise fees note and October 1, 2004 for the hotel supply note.

     The Company has contracted with Apple Suites Realty Group, Inc. ("ASRG") to acquire and dispose of real estate assets for the Company. In accordance with the contract ASRG is to be paid a fee of 2% of the purchase price of any acquisitions or sale price of any dispositions of real estate investments, subject to certain conditions, in addition to certain reimbursable expenses. For the three months ended September 30, 1999, the Company paid ASRG $710,000 under the agreement.

     The Company has contracted with Apple Suites Advisors, Inc. ("ASA") to advise and provide day to day management services to the Company. In accordance with the contract, the Company will pay ASA a fee equal to .1% to .25% of total equity contributions received by the Company in addition to certain reimbursable expenses. At September 30, 1999, the Company had paid ASA $4,928 under this agreement.

     ASRG and ASA are 100% owned by Glade M. Knight, Chairman and President of the Company. ASRG and ASA may purchase in the "best efforts" offering up to 2.5% of the total number of shares of the Company sold in the offering.

                              APPLE SUITES, INC.

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                        SEPTEMBER 30, 1999 - (CONTINUED)

(6) EARNINGS PER SHARE

     The following table sets forth the computation of basic and diluted earnings per share in accordance with FAS 128:

                                                                           THREE MONTHS ENDED
                                                                           SEPTEMBER 30, 1999
                                                                          -------------------
      Numerator:
        Net income and numerator for basic and diluted earnings .........     $    38,708
      Denominator:
        Denominator for basic earnings per share-weighted- average
         shares .........................................................       2,286,052
      Effect of dilutive securities:
        Stock options ...................................................              --
                                                                              -----------
      Denominator for diluted earnings per share-adjusted
        weighted-average shares and assumed conversions .................       2,286,052
                                                                              -----------
      Basic and diluted earnings per common share .......................     $       .02
                                                                              -----------

(7) ACQUISITIONS

     The following unaudited pro forma information for the nine months ended September 30, 1999 is presented as if the acquisition of the five hotel properties (including the hotel property acquired effective October 1, 1999, see Note 8) occurred on January 1, 1999. The pro forma information does not purport to represent what the Company's results of operations would actually have been if such transactions, in fact, had occurred on January 1, 1999, nor does it purport to represent the results of operations for future periods.

                                                        NINE MONTHS ENDED
                                                             9/30/99
                                                       ------------------
      Percentage lease revenue .......................    $ 4,407,032
      Net income .....................................         26,115
      Net income per share-basic and diluted .........    $       .01

     The pro forma information reflects adjustments for actual lease revenue and expenses of the five hotel properties acquired in 1999 for the respective period in 1999 prior to acquisition by the Company. Net income has been adjusted as follows: (1) depreciation has been adjusted based on the Company's basis in the hotels; (2) advisory expenses have been adjusted based on the Company's contractual arrangements; and (3) interest expense has been adjusted to reflect the acquisition as of the beginning of the period.

(8) SUBSEQUENT EVENTS

     On   October   29,  1999,  the  Company  distributed  to  its  shareholders approximately $169,990 ($.08 per share) of which approximately $92,540 was reinvested in the purchase of additional shares. On October 26, 1999, the Company closed the sale to investors of 327,340 shares at $10 per share representing net proceeds to the Company of $2,946,060.

     Effective October 1, 1999, the Company acquired a Homewood Suites(Reg. TM) hotel property in Atlanta, Georgia for $9,800,000. The hotel property was purchased through a combination of equity proceeds from the equity offering and a note in the amount of $7,350,000 made payable to the order of Promus. The note bears a fixed interest rate of 8.5%per annum. Interest payments are due monthly and the maturity date is October 1, 2000. This hotel will be leased by the Lessee and managed by Promus in substantially the same manner as the other four Homewood Suites(Reg. TM) hotels owned at September 30, 1999.

                         APPLE SUITES MANAGEMENT, INC.

                    CONSOLIDATED BALANCE SHEET (UNAUDITED)

                                                                                    SEPTEMBER 30,
                                                                                        1999
                                                                                   --------------
CURRENT ASSETS
 Cash and cash equivalents .....................................................     $  840,445
 Receivables ...................................................................        454,004
 Inventories ...................................................................         64,164
                                                                                     ----------
      Total Current Assets .....................................................      1,358,613
LONG-TERM ASSETS
Prepaid franchise fees .........................................................        216,521
                                                                                     ----------
      Total assets .............................................................     $1,575,134
                                                                                     ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
 Account payable ...............................................................     $   15,915
 Rent payable to Apple Suites, Inc. ............................................        417,306
 Due to affiliates .............................................................         38,286
 Accrued expenses ..............................................................        813,131
 Current portion of long-term payable to Apple Suites, Inc. ....................         19,961
                                                                                     ----------
      Total Current Liabilities ................................................      1,304,599
LONG-TERM LIABILITIES
Long-term notes payable to Apple Suites, Inc. ..................................        243,389
                                                                                     ----------
      Total Liabilities ........................................................      1,547,988
SHAREHOLDERS' EQUITY
 Common Stock, no par value, 5,000 authorized; 10 shares issued and outstanding             100
 Retained earnings .............................................................         27,046
                                                                                     ----------
      Total Shareholders' Equity ...............................................         27,146
                                                                                     ----------
      Total Liabilities and Shareholders' Equity ...............................     $1,575,134
                                                                                     ==========


See accompanying notes to consolidated financial statements.

                         APPLE SUITES MANAGEMENT, INC.

               CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)

                                               THREE MONTHS
                                                   ENDED
                                               SEPTEMBER 30,
                                                   1999
                                              --------------
REVENUE
 Suite revenue ............................     $  961,604
 Other revenue ............................         59,548
                                                ----------
      Total revenue .......................      1,021,152
EXPENSES
 Operating expense ........................        259,098
 General and administrative ...............         85,676
 Advertising and promotion ................         93,237
 Utilities ................................         26,101
 Franchise fees ...........................         38,464
 Management fees ..........................         40,769
 Rent expense--Apple Suites, Inc. .........        417,306
 Other ....................................         15,425
                                                ----------
      Total expenses ......................        976,076
Income before income taxes ................         45,076
Income tax expense ........................         18,030
                                                ----------
Net income ................................     $   27,046
                                                ==========

See accompanying notes to consolidated financial statements.

                         APPLE SUITES MANAGEMENT, INC.

               CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)

                                                                                     THREE MONTHS
                                                                                         ENDED
                                                                                     SEPTEMBER 30,
                                                                                         1999
                                                                                    --------------
CASH FLOW FROM OPERATING ACTIVITIES:
 Net income .....................................................................     $   27,046
 Adjustments to reconcile net income to net cash provided by operating activities
 Changes in operating assets and liabilities:
    Receivables .................................................................       (454,004)
    Inventories .................................................................        (64,164)
    Other assets ................................................................       (216,521)
    Rent payable to Apple Suites, Inc. ..........................................        417,306
    Accounts payable ............................................................         15,915
    Accrued expenses ............................................................        851,417
                                                                                      ----------
      Net cash provided by operating activities .................................        576,995
CASH FLOW FROM FINANCING ACTIVITIES:
 Proceeds from sale of common stock .............................................            100
 Proceeds from promissory notes .................................................        263,350
                                                                                      ----------
      Net cash provided by financing activities .................................        263,450
      Increase in cash and cash equivalents .....................................        840,445
Cash and cash equivalents, beginning of period ..................................             --
                                                                                      ----------
Cash and cash equivalents, end of period ........................................     $  840,445
                                                                                      ==========

See accompanying notes to consolidated financial statements.

                         APPLE SUITES MANAGEMENT, INC.

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                              SEPTEMBER 30, 1999

(1) GENERAL INFORMATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

     Apple Suites Management, Inc. (the "Lessee") was formed on March 11, 1999 and is owned 100% by Glade M. Knight. Mr. Knight also serves as the Chairman and President of the Company. The Lessee commenced operations effective September 1, 1999 with the acquisition of the four hotel properties by Apple Suites, Inc. (the "Company").

     Each hotel is leased by the Company to the Lessee under a Percentage Lease agreement that includes a noncancelable term of ten years, subject to earlier termination upon certain events, and an optional five year extension. The lease requires a base rent payments to be made to the Company on a monthly basis and additional quarterly payments to be made based upon percentages of suite revenue.

     The accompanying unaudited financial statements reflect, in the opinion of management, all adjustments necessary for a fair presentation of the interim financial statements. All such adjustments are of a normal and recurring nature.

CASH AND CASH EQUIVALENTS

     Cash   equivalents   include   highly   liquid  investments  with  original
maturities of three months or less. The fair market value of cash and cash equivalents approximate their carrying value.

INVENTORIES

     Inventories, consisting primarily of food and beverages and hotel supplies are stated at the lower of cost or market, with cost determined on a method that approximates first-in, first-out basis.

REVENUE RECOGNITION

     Revenue is recognized as earned, which is generally defined as the date upon which a guest occupies a room or utilizes the hotel's services.

ADVERTISING AND PROMOTION COSTS

     Advertising  and  promotion  costs  are expensed when incurred. Advertising and promotion costs represent the expense for franchise advertising and reservation systems under the terms of the hotel franchise agreements and general and administrative expenses that are directly attributable to advertising and promotion.

INCOME TAXES

     The Company provides for income taxes under the provisions of SFAS No. 109 "Accounting for Income Taxes". SFAS No. 109 requires an asset and liability based approach in accounting for income taxes. Current tax liability is included in accrued expenses on the balance sheet.

USE OF ESTIMATES

     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make certain estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results may differ from those estimates.

SEASONALITY

     The hotel industry is seasonal in nature. Seasonal variations in revenues at the hotels under lease may cause quarterly fluctuations in the Company's revenues.

                         APPLE SUITES MANAGEMENT, INC.

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                       SEPTEMBER 30, 1999 - (CONTINUED)

(2) COMMITMENTS AND RELATED PARTY TRANSACTIONS

     The Percentage Leases expire in 2009, subject to earlier termination on the occurrence of certain contingencies. The Percentage Leases contain an optional five-year extension. The rent due under the Percentage Lease is the sum of base rent and percentage rent. Percentage rent is calculated by multiplying fixed percentages by the total amounts of suite revenues with reference to specified threshold amounts. Both the base rent and the revenue thresholds used in computing percentage rents are subject to annual adjustments based on increases in the Consumer Price Index ("CPI").

     The Lessee's future commitments to the Company under the Percentage Leases in effect at September 30, 1999 are as follows:

  Remainder of 1999 ...............  $   659,670
  2000 ............................    2,638,680
  2001 ............................    2,638,680
  2002 ............................    2,638,680
  2003 ............................    2,638,680
  Thereafter ......................   14,952,520
                                     -----------
                                     $26,166,910
                                     -----------

     At September 30, 1999, all rent payments due the Company are current. Under the terms of the Percentage Leases, base rent is payable to the Company in arrears and percentage rent is payable 15 days following a quarter-end. At September 30, 1999, rent payable was $417,306.

     On September 17, 1999, the Lessee entered into two debt agreements with the Company. The Lessee borrowed from the Company $215,550 for franchise fees and $47,800 for hotel supplies. The promissory notes relating to these debt agreements bear interest at a rate of 9% per annum. Principal and interest payments are due monthly. The entire principal balance and interest of the hotel supply note is due October 1, 2004 and the franchise fee note is due October 1, 2009.

(3) SHAREHOLDER'S EQUITY

     The Lessee requires or may require funds to capitalize its business to satisfy its obligations under Master Hotel Lease Agreements with the Company, dated September 17, 1999.

     The Lessee has two funding commitments (together "Payor") of $1 million each from Mr. Knight and Apple Suites Realty Group, Inc., respectively.

     The funding commitments are contractual obligations of the Payor to pay funds to the Lessee. Funds paid to the Lessee under the commitments are intended to represent contributions to the capital reserves of the Lessee, does not represent any indebtedness, and are not subject to interest. The funding commitments terminate upon the expiration of the Master Hotel Lease agreements, written agreement between the Payor and the Lessee, or repayment of all amounts to the Payor. As of September 30, 1999, no contributions have been made by the Payor to the Lessee.

(4) SUBSEQUENT EVENTS

     Effective October 1, 1999, the Company acquired a hotel property in Atlanta, Georgia. This hotel will be leased by the Lessee and managed by Promus in substantially the same manner as the other four Homewood Suites(Reg. TM) hotels.

                              APPLE SUITES, INC.

                PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                     AS OF SEPTEMBER 30, 1999 (UNAUDITED)

     The following unaudited Pro Forma Condensed Consolidated Balance Sheet of Apple Suites, Inc. (the "Company") is presented as if the acquisition of the six Homewood Suites hotels from Promus Hotels, Inc. ("Promus") had occurred on September 30, 1999. See Note A for individual hotel details. Such information is based in part upon the consolidated balance sheet of the Company. In management's opinion, all adjustments necessary to reflect the effects of these transactions have been made.

     The following unaudited Pro Forma Condensed Consolidated Balance Sheet is not necessarily indicative of what the actual financial position would have been assuming such transactions had been completed as of September 30, 1999, nor does it purport to represent the future financial position of the Company.

                                                                                      HOMEWOOD
                                                               HISTORICAL              SUITES
                                                                 BALANCE           ACQUISITION (A)            TOTAL
                                                                  SHEET              ADJUSTMENTS            PRO FORMA
                                                             --------------   ------------------------   --------------
ASSETS
Investment in hotel properties ...........................    $36,292,592         $   51,081,600  (A)     $87,374,192
Cash and cash equivalents ................................     10,924,786             (10,924,786)(D)              --
Rent receivable from Apple Suites
 Management, Inc. ........................................        417,306                      --             417,306
Due from Apple Suites Management, Inc. ...................        301,636                      --             301,636
Prepaid expenses .........................................          4,522                      --               4,522
Other assets .............................................         48,577                      --              48,577
                                                              -----------         ---------------         -----------
   Total Assets ..........................................    $47,989,419         $    40,156,814         $88,146,233
                                                              ===========         ===============         ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Notes payable ............................................    $26,625,000         $    37,560,000 (B)     $64,185,000
Accounts payable .........................................          8,303                      --               8,303
Accrued expenses .........................................        664,082                      --             664,082
                                                              -----------         ---------------         -----------
   Total Liabilities .....................................     27,297,385              37,560,000          64,857,385
SHAREHOLDERS' EQUITY
Common stock, no par value, authorized 200,000,000
 shares; issued and outstanding 2,532,147 shares .........     20,629,326               2,596,814 (C)      23,226,140
Class B convertible stock, no par value, authorized
 240,000 shares; issued and outstanding 240,000 shares             24,000                      --              24,000
Net income greater than distributions ....................         38,708                      --              38,708
                                                              -----------         ---------------         -----------
Total Shareholders' Equity ...............................     20,692,034               2,596,814          23,288,848
                                                              -----------         ---------------         -----------
Total Liabilities and Shareholders' Equity ...............    $47,989,419         $    40,156,814         $88,146,233
                                                              ===========         ===============         ===========

----------
NOTES TO PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

(A) Increase represents the purchase of 6 hotels, including the 2% acquisition fee payable to Apple Suites Realty Group, Inc. The hotels acquired are as follows:

                                  DATE COMMENCED         DATE ACQUIRED
            PROPERTY                OPERATIONS     (FOR PRO-RATION PURPOSES)
-------------------------------- ---------------- ---------------------------
Homewood Suites-Atlanta, GA           1990             October 1, 1999
Homewood Suites-Clearwater, FL    February 1998       November 24, 1999
Homewood Suites-Salt Lake, UT         1996            November 24, 1999
Homewood Suites-Atlanta, GA           1990            November 24, 1999
Homewood Suites-Detroit, MI           1990            November 24, 1999
Homewood Suites-Baltimore, MD      March 1998         November 24, 1999
  Total


                                                     2%
                                    PURCHASE    ACQUISITION                     DEBT
            PROPERTY                 PRICE          FEE          TOTAL        INCURRED
-------------------------------- ------------- ------------- ------------- -------------
Homewood Suites-Atlanta, GA       $ 9,800,000   $  196,000    $ 9,996,000   $ 7,350,000
Homewood Suites-Clearwater, FL     10,416,000      208,320     10,624,320     7,812,000
Homewood Suites-Salt Lake, UT       5,153,000      103,060      5,256,060     3,864,750
Homewood Suites-Atlanta, GA         4,033,000       80,660      4,113,660     3,024,750
Homewood Suites-Detroit, MI         4,330,000       86,600      4,416,600     3,247,500
Homewood Suites-Baltimore, MD      16,348,000      326,960     16,674,960    12,261,000
                                  -----------   ----------    -----------   -----------
  Total                           $50,080,000   $1,001,600    $51,081,600   $37,560,000

(B) Represents the debt incurred at acquisition. The notes bear interest of 8.5% per annum. The maturity date for the note in the amount of $7,350,000 is October 1, 2000 and the maturity date for the note in the amount of $30,210,000 is December 1, 2000. The Company is required to make monthly principal payments in the amount of the equity proceeds received during a month in excess of offering expenses.

(C) Increase to common stock to reflect the net proceeds from the sale of common stock from the Company's continuous offering used to purchase these hotels.

(D) Reflects the use of cash on hand to purchase these hotels.

                              APPLE SUITES, INC.

           PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                 FOR THE YEAR ENDED DECEMBER 31, 1998 AND THE
               NINE MONTHS ENDED SEPTEMBER 30, 1999 (UNAUDITED)

     The  following  unaudited  Pro  Forma  Condensed Consolidated Statements of
Operations of Apple Suites, Inc. (the "Company") are presented as if the acquisition of the ten Homewood Suites hotels from Promus Hotels, Inc.
("Promus") had occurred at the beginning of the periods presented or date placed into service by Promus if later (See Note A) and all of the hotels had been leased to Apple Suites Management, Inc. (the "Lessee") pursuant to the Percentage Leases. Such pro forma information is based in part upon the Consolidated Statements of Operations of the Company, the Pro Forma Statements of Operations of the Lessee and the historical Statements of Operations of the acquired hotels. In management's opinion, all adjustments necessary to reflect the effects of these transactions have been made.

     The following unaudited Pro Forma Condensed Consolidated Statements of Operations for the periods presented are not necessarily indicative of what actual results of operations of the Company would have been assuming such transactions had been completed as of the beginning of the periods presented, nor does it purport to represent the results of operations for future periods. The most significant assumption which may not be indicative of future operations is the amount of financial leverage employed. These Pro Forma statements assume 75% of the purchase price was funded with debt for the entire periods presented. The Company intends to repay this debt with the proceeds from its "best efforts" offering. This repayment of debt would result in lower interest expense, higher net income, but lower earnings per share.

                                                          FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1998 (UNAUDITED)
                                              ----------------------------------------------------------------------------------
                                                                                  PRO FORMA
                                                                                 ADJUSTMENTS
                                                                      HOMEWOOD                HOMEWOOD
                                                HISTORICAL             SUITES                  SUITES
                                               STATEMENT OF         ACQUISITION             ACQUISITION              TOTAL
                                                OPERATIONS             (A I)                   (A II)              PRO FORMA
                                              --------------   ---------------------   ---------------------   -----------------
REVENUE:
 Percentage lease revenue .................        $  --          $   6,169,723 (B)        $  4,918,647 (B)      $  11,088,370
 Interest income and other income .........           --        --                                   --                     --
EXPENSES:
 Taxes and insurance ......................           --              1,040,638 (C)             432,979 (C)          1,473,617
 General and administrative ...............           --                115,112 (D)             111,414 (D)            226,526
 Depreciation .............................           --              1,256,071 (E)           1,155,328 (E)          2,411,398
 Interest expense .........................           --              2,688,125 (F)           2,338,818 (F)          5,026,943
                                                   -----       ----------------            ------------          -------------
Total expenses ............................           --              5,099,946               4,038,538              9,138,484
                                                   -----       ----------------            ------------          -------------
Net income ................................        $  --                                                         $   1,949,886
                                                   =====                                                         =============
Earnings per common share:
 Basic and Diluted ........................        $  --                                                         $        0.74
                                                   =====                                                         =============
Basic and diluted weighted average common
 shares outstanding .......................           --              1,412,531 (G)           1,228,980 (G)          2,641,511
                                                   =====                                                         =============

                              APPLE SUITES, INC.
           PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                   FOR THE YEAR ENDED DECEMBER 31, 1998 AND
      THE NINE MONTHS ENDED SEPTEMBER 30, 1999 (UNAUDITED) -- (CONTINUED)

                                                          FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 (UNAUDITED)
                                              --------------------------------------------------------------------------------
                                                                                 PRO FORMA
                                                                                ADJUSTMENTS
                                                                      HOMEWOOD                HOMEWOOD
                                                HISTORICAL             SUITES                  SUITES
                                               STATEMENT OF         ACQUISITION             ACQUISITION             TOTAL
                                                OPERATIONS             (A I)                   (A II)             PRO FORMA
                                              --------------   ---------------------   ---------------------   ---------------
REVENUE:
 Percentage lease revenue .................     $  417,306         $  4,264,391 (B)        $  4,598,632 (B)      $ 9,280,329
 Interest income and other income .........         64,370                   --                      --               64,370
EXPENSES:
 Taxes and insurance ......................         79,729              822,599 (C)             529,548 (C)        1,431,876
 General and administrative ...............         36,028               85,924 (D)              85,379 (D)          207,331
 Depreciation .............................         97,510              931,211 (E)             953,304 (E)        1,982,025
 Interest expense .........................        229,701            1,977,313 (F)           1,925,888 (F)        4,132,902
                                                ----------         ------------            ------------          -----------
Total expenses ............................        442,968            3,817,047               3,494,119            7,754,134
Net income ................................     $   38,708         $    447,344            $  1,104,513          $ 1,590,565
                                                ==========         ============            ============          ===========
Earnings per common share:
 Basic and Diluted ........................     $     0.02                                                       $      0.32
                                                ==========                                                       ===========
Basic and diluted weighted average
 common shares outstanding ................      2,286,052            1,385,360 (G)           1,349,330 (G)        5,020,742
                                                ==========                                                       ===========

----------
NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(A) Represents results of operations for the ten hotels acquired on a pro forma basis as if the ten hotels were owned by the Company at the beginning of the periods presented or date placed into service by Promus if later, see below.

                                                 DATE COMMENCED               DATE ACQUIRED
                PROPERTY                           OPERATIONS           (FOR PRO-RATION PURPOSES)
-------------------------------------------------------------------------------------------------
I      Homewood Suites - Dallas, TX                    1990             September 1, 1999
I      Homewood Suites - LasColinas, TX                1990             September 1, 1999
I      Homewood Suites - Plano, TX                     1997             September 1, 1999
I      Homewood Suites - Richmond, VA                May 1998           September 1, 1999
I      Homewood Suites - Atlanta, GA                   1990             October 1, 1999
-------------------------------------------------------------------------------------------------
II     Homewood Suites - Clearwater, FL            February 1998        November 24, 1999
II     Homewood Suites - Salt Lake, UT                  1996            November 24, 1999
II     Homewood Suites - Atlanta, GA                    1990            November 24, 1999
II     Homewood Suites - Detroit, MI                    1990            November 24, 1999
II     Homewood Suites - Baltimore, MD               March 1998         November 24, 1999

Since three of the hotels (Richmond, VA, Clearwater, FL, and Baltimore, MD) were under construction in 1998 and full operations did not commence until the respective dates, no pro forma adjustments were made for the periods prior to completion.

(B) Represents lease payment from the Lessee to the Company calculated on a pro foma basis by applying the rent provisions in the Percentage Leases to the historical room revenue of the hotels as if the beginning of the period was the beginning of the lease year. The base rent and the percentage rent will be calculated and paid based on the terms of the lease agreement. Refer to the Master Hotel Lease Agreement section to Report for details.

(C) Represents historical real estate and personal property taxes and insurance which will be paid by the Company pursuant to the Percentage Lease agreements. Such amounts are the historical amounts paid by the respective hotels.

(D) Represents the advisory fee of .25% of accumulated capital contributions under the "best efforts" offering for the period of time not owned by the Company and anticipated legal and accounting fees, employee costs, salaries and other costs of operating as a public company.

                              APPLE SUITES, INC.
           PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                   FOR THE YEAR ENDED DECEMBER 31, 1998 AND
      THE NINE MONTHS ENDED SEPTEMBER 30, 1999 (UNAUDITED) -- (CONTINUED)

(E) Represents the depreciation on the ten hotels acquired based on the purchase price, excluding amounts allocated to land, of $71,554,112 for the period of time not owned by the Company. The weighted average life of the depreciable assets was 27.5 years. The estimated useful lives are based on management's knowledge of the properties and the hotel industry in general. Depreciable assets of $31,913,270 did not commence depreciation until the respective opening dates.

(F) Represents the interest expense for the ten hotel acquisitions for the period in which the hotels were not owned, interest was computed using the interest rates of 8.5% on mortgage debt of $64.185 million that was incurred at acquisition.

(G) Represents additional common shares assuming the properties were acquired at the beginning of the periods presented with the net proceeds from the "best efforts" offering of $9 per share (net $8.06 per share).

                         APPLE SUITES MANAGEMENT, INC.

           PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                 FOR THE YEAR ENDED DECEMBER 31, 1998 AND THE
               NINE MONTHS ENDED SEPTEMBER 30, 1999 (UNAUDITED)

     The following unaudited Pro Forma Condensed Consolidated Statements of Operations of Apple Suites Management, Inc. (the "Lessee") are presented as if the ten hotels purchased from Promus Hotels, Inc. ("Promus") had been leased from Apple Suites, Inc. (the "Company") pursuant to the Percentage Leases from the beginning of periods presented or date placed into service by Promus (see Note A). Further, the results of operations reflect the Management Agreement and License Agreement entered into between Promus and the Lessee or affiliate to operate the acquired hotels. Such pro forma information is based in part upon the Consolidated Statements of Operations of the Lessee, and the Homewood Suites Hotels and should be read in conjunction with the financials statement contained herein. In management's opinion, all adjustments necessary to reflect the effects of these transactions have been made.

     The following unaudited Pro Forma Condensed Consolidated Statements of Operations for the periods are not necessarily indicative of what the actual results of operations of the Lessee would have been assuming such transactions had been completed as of the beginning of the periods presented, nor does it purport to represent the results of operations for the future periods.

                                                         FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1998
                                      -----------------------------------------------------------------------------------
                                                         HOMEWOOD        HOMEWOOD
                                        HISTORICAL        SUITES          SUITES
                                       STATEMENT OF    ACQUISITION     ACQUISITION         PRO FORMA           TOTAL
                                        OPERATIONS        (A I)           (A II)          ADJUSTMENTS        PRO FORMA
                                      -------------- --------------- --------------- -------------------- ---------------
REVENUES:
 Suite revenue ......................      $ --       $ 14,075,852    $ 10,812,372                 --      $ 24,888,224
 Other income .......................        --            811,817         733,318                 --         1,545,135
EXPENSES:
 Operating expenses .................        --          5,586,712       4,748,240                 --        10,334,952
 General and administrative .........        --            348,088         315,165      $    (112,000)(B)
                                                                                               50,000 (C)       601,253
 Advertising and promotion ..........        --            648,273         502,899           (999,318)(D)
                                                                                              995,529 (E)     1,147,383
 Utilities ..........................        --            626,269         543,828                 --         1,170,097
 Taxes and insurance ................        --          1,040,638         432,979         (1,473,617)(F)            --
 Depreciation expense ...............        --          2,394,294       2,214,501         (4,608,795)(G)            --
 Franchise fees .....................        --            563,035         432,494           (995,529)(H)
                                                                                              995,529 (I)       995,529
 Management fees ....................        --                 --              --          1,170,334 (K)     1,170,334
 Rent expense -- Apple Suites, Inc.          --                 --              --         11,088,370 (L)    11,088,370
 Other ..............................        --            226,964         349,961           (576,925)(N)            --
                                           ----       ------------    ------------      -------------      ------------
Total expenses ......................        --         11,434,273       9,540,067          5,533,578        26,507,918
Income before income tax ............        --          3,453,396       2,005,623         (5,533,578)          (74,559)
Income tax expense ..................        --                 --              --                 -- (M)            --
                                           ----       ------------    ------------      -------------      ------------
Net income ..........................      $ --       $  3,453,396    $  2,005,623      $  (5,533,578)     $    (74,559)
                                           ====       ============    ============      =============      ============

                         APPLE SUITES MANAGEMENT, INC.

           PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                 FOR THE YEAR ENDED DECEMBER 31, 1998 AND THE
        NINE MONTHS ENDED SEPTEMBER 30, 1999 (UNAUDITED) - (CONTINUED)

                                                   FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999
                                 --------------------------------------------------------------------------------
                                                   HOMEWOOD      HOMEWOOD
                                   HISTORICAL       SUITES        SUITES
                                  STATEMENT OF   ACQUISITION   ACQUISITION         PRO FORMA            TOTAL
                                   OPERATIONS       (A I)         (A II)          ADJUSTMENTS         PRO FORMA
                                 -------------- ------------- ------------- ---------------------- --------------
REVENUES:
 Suite revenue .................    $ 961,604    $ 9,818,797   $9,885,579                 --        $20,665,980
 Other income ..................       59,548        560,096      580,287                 --          1,199,931
EXPENSES:
 Operating expenses ............      259,098      3,794,204    3,984,624                 --          8,037,926
 General and administrative            85,676        250,317      245,792      $     (90,000)(B)
                                                                                      37,500 (C)        529,285
 Advertising and promotion             93,237        438,985      475,007           (788,180)(D)
                                                                                     788,175 (E)      1,007,224
 Utilities .....................       26,101        354,113      451,112                 --            831,326
 Taxes and insurance ...........           --        822,599      529,548         (1,352,147)(F)             --
 Depreciation expense ..........           --      1,783,021    1,814,014         (3,597,035)(G)             --
 Franchise fees ................       38,464        392,757      395,423           (788,180)(H)
                                                                                     788,175 (I)        826,639
 Management fees ...............       40,769        311,275      313,854           (625,128)(J)
                                                                                     919,790 (K)        960,560
 Rent expense - Apple
   Suites, Inc. ................      417,306             --           --          8,863,023 (L)      9,280,329
 Other .........................       15,425             --           --                 --             15,425
                                    ---------    -----------   ----------      -------------        -----------
 Total expenses ................      976,076      8,147,271    8,209,374          4,155,993         21,488,714
 Income before income tax .            45,076      2,231,622    2,256,492         (4,155,993)           377,197
 Income tax expense ............       18,030             --           --            132,848 (M)        150,878
                                    ---------    -----------   ----------      -------------        -----------
 Net income ....................    $  27,046    $ 2,231,622   $2,256,492      $  (4,288,842)       $   226,319
                                    =========    ===========   ==========      =============        ===========


----------
NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(A) Represents results of operations for the ten Homewood Suites hotel acquisitions on a pro forma basis as if the hotels acquired were leased and operated by the Lessee at the beginning of the periods presented or date placed into service by Promus, see below. The hotels acquired are as follows:

                                              DATE COMMENCED           DATE ACQUIRED
                 PROPERTY                       OPERATIONS       (FOR PRO-RATION PURPOSES)
-------------------------------------------------------------------------------------------------
I      Homewood Suites -- Dallas, TX              1990          September 1, 1999
I      Homewood Suites -- LasColinas, TX          1990          September 1, 1999
I      Homewood Suites -- Plano, TX               1997          September 1, 1999
I      Homewood Suites -- Richmond, VA          May 1998        September 1, 1999
I      Homewood Suites -- Atlanta, GA             1990          October 1, 1999
-------------------------------------------------------------------------------------------------
II     Homewood Suites -- Clearwater, FL      February 1998     November 24, 1999
II     Homewood Suites -- Salt Lake, UT           1996          November 24, 1999
II     Homewood Suites -- Atlanta, GA             1990          November 24, 1999
II     Homewood Suites -- Detroit, MI             1990          November 24, 1999
II     Homewood Suites -- Baltimore, MD        March 1998       November 24, 1999

                         APPLE SUITES MANAGEMENT, INC.

           PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                 FOR THE YEAR ENDED DECEMBER 31, 1998 AND THE
        NINE MONTHS ENDED SEPTEMBER 30, 1999 (UNAUDITED) - (CONTINUED)

Since three hotels were under construction in 1998 and full operations did not commence until the respective dates, no pro forma adjustments were made prior to the date the hotel commenced operations.

(B) Represents the elimination of the historical accounting fee allocated to the hotels by the prior owner.

(C) Represents the addition of the anticipated legal and accounting and other expenses to operate as a stand alone company.

(D) Represents the elimination of the historical advertising, training and reservation fee allocated to the hotels by the prior owner.

(E) Represents the addition of the marketing fee to be incurred under the new license agreements. The marketing fee is calculated based on the terms of the license agreements which is 4% of suite revenue.

(F) Represents the elimination of the taxes and insurance. Under the terms of the lease these expenses will be incurred by the Company and, accordingly, are reflected in the Company's Pro Forma Condensed Consolidated Statement of Operations.

(G) Represents the elimination of the depreciation expense. This expense will be reflected in the Company's Pro Forma Condensed Consolidated Statement of Operations.

(H) Represents the elimination of the historical franchise fee allocated to the hotels by the prior owner.

(I) Represents the addition of franchise fees to be incurred under the new license agreements. The franchise fees are calculated based on the terms of the agreement, which is 4% of suite revenue.

(J) Represents the elimination of the historical management fees for the nine months ended September 30, 1999.

(K) Represents the addition of the management fees of 4% of gross revenue and the accounting fee $1,000 per hotel per month to be incurred under the new management agreements for the period presented.

(L) Represents lease payments from the Lessee to the Company calculated on a pro forma basis by applying the rent provisions in the Percentage Leases to the historical room revenue of the hotels as if the beginning of the period was the beginning of the lease year. The base rent and the percentage rent will be calculated and paid based on the terms of the lease agreement. Refer to the Master Hotel Lease Agreement section in Report for details.

(M) Represents the combined state and federal income tax expense estimated on a combined rate of 40%.

(N) Represents the elimination of pre-opening operating expenses not incurred by the Lessee.